                                                                                                         Execution Copy

STOCK PURCHASE AND SALE AGREEMENT

by and among

PERINI CORPORATION,
as Buyer,

and

JAMES A. CUMMINGS, INC.,
as the Company

and

James A. Cummings,
William R. Derrer, and
Michael F. Lanciault

as the Stockholders of the Company

December 16, 2002

                                  TABLE OF CONTENTS

i

         Section 7.2.    Conditions to Obligations of the Company and Stockholders51

EXHIBITS

Exhibit A         Stockholders and Company Shares; Allocation of Purchase Price
Exhibit B         Form of Indemnification Escrow Agreement
Exhibit C         Form of Deposit Escrow Agreement
Exhibit D-1       Form of Employment Agreement for James A. Cummings
Exhibit D-2       Form of Employment Agreement for William R. Derrer
Exhibit D-3       Form of Employment Agreement for Michael F. Lanciault
Exhibit E         Form of Legal Opinion
Exhibit F         FIRPTA Certificate
Exhibit G         Form of Release

                                                     SCHEDULES

Schedule 2.1               Organization and Good Standing
Schedule 2.4               Capitalization
Schedule 2.5               Subsidiaries
Schedule 2.6               Financial Statements
Schedule 2.7               Absence of Undisclosed Liabilities
Schedule 2.8               Absence of Certain Developments
Schedule 2.9               Accounts Receivables
Schedule 2.10              Transactions with Affiliates
Schedule 2.11              Consents and Approvals
Schedule 2.12(a)           Real Property
Schedule 2.13              Tax Matters
Schedule 2.14              Certain Contracts and Arrangements
Schedule 2.15              Intellectual Property
Schedule 2.16              Litigation
Schedule 2.17(a)           Employees and Contingent Workers
Schedule 2.17(b)           Employment Matters
Schedule 2.17(c)           WARN Act
Schedule 2.17(d)           Affirmation Action
Schedule 2.18              Permit; Compliance with Laws
Schedule 2.19              Employee Benefit Programs
Schedule 2.20              Insurance
Schedule 2.22              Environmental Matters
Schedule 2.23              Customers, Distributors and Partners
Schedule 2.25              Bids
Schedule 2.26              Warranty and Related Matters
Schedule 2.30              Government Contracts
Schedule 2.31              Backlog
Schedule 2.32              Banking Relationships
Schedule 2.33              Powers of Attorney
Schedule 4.2               No Conflict
Schedule 4.4               Investment Banking; Brokerage

Schedule 5.1               Proposed Bonuses
Schedule 5.2(c)            Gross Margin
Schedule 5.2(d)            Allocations Schedule
`

STOCK PURCHASE AND SALE AGREEMENT

     This STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of December 16, 2002 by and among James A. Cummings, Inc., a Florida corporation (the "Company"), Perini Corporation, a Massachusetts corporation ("Buyer"), and James A. Cummings, William R. Derrer and Michael F. Lanciault (each, a "Stockholder" and collectively, the "Stockholders").

     WHEREAS, the Stockholders own beneficially and of record all the issued and outstanding capital stock of the Company, as set forth on Exhibit A attached hereto (collectively, the “Company Shares”); and

     WHEREAS, each Stockholder desires to sell to Buyer, and Buyer desires to purchase from each Stockholder, all of the issued and outstanding Company Shares owned by such Stockholder on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I - PURCHASE AND SALE OF COMPANY SHARES; CLOSING

     Section 1.1. Purchase and Sale of Company Shares. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Section 1.4), each Stockholder severally agrees to sell to Buyer, and Buyer agrees to purchase from each such Stockholder, all of the Company Shares owned by such Stockholder as set forth opposite such Stockholder’s name on Exhibit A hereto for the purchase price set forth in Section 1.2.

     Section 1.2. Purchase Price and Payment. The purchase price for the Company Shares shall be an amount equal to Twenty Million Dollars ($20,000,000) (the “Purchase Price”), subject to adjustment pursuant to Section 1.3, together with the Additional Payment (as defined in Section 1.8). In consideration of the sale by the Stockholders to the Buyer of the Company Shares and in reliance upon the representations, warranties covenants and agreements of the Company and the Stockholders herein contained, the Buyer, subject to the terms and conditions of this Agreement, agrees to cause the Purchase Price to be delivered as follows:

     (a)      Within two (2) business days of the execution and delivery of this Agreement, Buyer shall deliver to Boston Safe Deposit and Trust Company, as escrow agent (the "Deposit Escrow Agent") the sum of Five Hundred Thousand Dollars ($500,000.00) (the "Deposit") by wire transfer of immediately available funds. The Deposit Escrow Agent shall hold the Deposit in accordance with the terms of the Deposit Escrow Agreement (as defined in Section 1.7), including that all interest accrued on the

Deposit will be paid to Buyer, except that if the Deposit shall be retained by the Stockholders as liquidated damages under Section 9.3, then such interest shall be paid to the Stockholders (pro rata based upon each Stockholder's respective share amounts as set forth opposite such Stockholder's name in column 3 of Exhibit A attached hereto).

     (b)      At the Closing, Buyer shall deliver to each Stockholder by wire transfer of immediately available funds the amount equal to such Stockholder's pro rata share (as set forth opposite such Stockholder's name in column 3 of Exhibit A attached hereto) of an amount equal to the Purchase Price (i) less the Deposit, which shall be applied in the manner set forth in Section 1.2(c) below, and (ii) plus or minus any adjustment required under Section 1.3(a). Five (5) business days prior to the Closing Date, the Stockholders' Representative (as defined in Section 1.6) shall update Exhibit A to reflect any adjustments pursuant to Section 1.3(a) and shall deliver such updated Exhibit A to Buyer with wire transfer instructions for each Stockholder.

     (c)      Upon the completion of Closing, all accrued interest on the Deposit shall be paid by the Deposit Escrow Agent to the Buyer, the Deposit shall be converted to and shall become known as the "Indemnification Escrow Amount" and the Deposit Escrow Agent shall be converted to and shall become known as the "Indemnification Escrow Agent." The Indemnification Escrow Agent shall hold the Indemnification Escrow Amount in an account in accordance with the terms and conditions of the escrow agreement to be entered into by and among the Buyer, the Stockholders, the Stockholders' Representative and the Indemnification Escrow Agent at Closing substantially in the form of Exhibit B attached hereto (the "Indemnification Escrow Agreement"). Interest accrued on the Indemnification Escrow Amount will be paid to the party or parties receiving the Indemnification Escrow Amount in proportion to the amount received. The Deposit Escrow Agreement shall terminate as of the completion of Closing. The Indemnification Escrow Agreement shall provide that any remaining Indemnification Escrow Amount shall be paid to the Stockholders (pro rata based upon each Stockholder's respective share amounts as set forth opposite such Stockholder's name in column 3 of Exhibit A attached hereto) on the first anniversary of the Closing Date, provided that, if the Indemnification Escrow Agent receives notice from the Buyer that any portion of the Indemnification Escrow Amount is subject to a claim or claims for indemnification under this Agreement, then the Indemnification Escrow Agent shall only pay to the Stockholders that portion of the Indemnification Escrow Amount that is not subject to such claim or claims and shall retain the portion of the Indemnification Escrow Amount related to such claim or claims until such claim or claims have been resolved.

Section 1.3.      Adjustment to Purchase Price.

     (a)      Not later than five (5) business days prior to the Closing Date, the Company shall in good faith prepare an estimated balance sheet of the Company as of December 31, 2002 (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied, reflecting the Company as an S corporation and otherwise consistent with the methodology used to prepare the

Company's Base Balance Sheet (as defined in Section 2.6(a)); provided that a deferred liability shall be reflected on the Closing Balance Sheet with respect to any deferred taxes, and a prepaid asset shall be reflected on the Closing Balance Sheet with respect to any prepaid taxes, as a result of timing differences between book income and taxable income as would generally be reflected on Schedule M-1 of the U.S. federal income tax return (Form 1120S) of the Company. Not later than five (5) business days prior to the Closing Date, the Company shall deliver to Buyer the Closing Balance Sheet, together with worksheets and data that support the Closing Balance Sheet and any other information that Buyer may reasonably request in order to verify the amounts reflected on the Closing Balance Sheet. The Purchase Price to be paid at the Closing shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that the Net Worth set forth on the Closing Balance Sheet (the "Estimated Closing Net Worth") exceeds or is less than $7,000,000.00 (the "Base Net Worth"), as applicable.

     (b)      Within thirty (30) days after the Closing Date, the Stockholders shall cause Madsen, Sapp, Mena, Rodriquez & Co., P.A. ("Accountant") to audit the Closing Balance Sheet and make any adjustments necessary thereto (the "Audited Balance Sheet") consistent with the provisions of this Section 1.3. The fees and expenses of the Accountant shall be borne by the Company. The Stockholders shall cause the Accountant, within thirty (30) days of the Closing, to deliver the Audited Balance Sheet to the Buyer, together with worksheets which detail any adjustments and the basis thereof.

          (i)      The Audited Balance Sheet, and the Net Worth as of December 31, 2002 reflected thereon, shall be binding upon the parties upon the written approval of such Audited Balance Sheet by the Buyer or the failure to object in writing within fifteen (15) days after receipt of the Audited Balance Sheet.

          (ii)      If the Buyer does not agree with the Audited Balance Sheet and the calculation of Net Worth stated thereon, and Buyer and Stockholders' Representative cannot mutually agree on the same, then within seventy-five (75) days following receipt by the Buyer of the Audited Balance Sheet, KPMG, LLP or such other nationally recognized independent accounting firm mutually satisfactory to Buyer and the Stockholders' Representative (the "Neutral Auditor") shall resolve such dispute. The Neutral Auditor shall review the Audited Balance Sheet and, within ten (10) business days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Audited Balance Sheet and the Net Worth as of December 31, 2002 as determined by the Neutral Auditor shall be binding upon the parties. If such a review is conducted, then the party (i.e., Buyer, on the one hand, or the Stockholders, on the other hand) whose last proposed written offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.

     The Net Worth reflected in the Audited Balance Sheet pursuant to this subsection (b) is referred to herein as (the “Closing Net Worth”).

     (c)      Within three (3) business days following determination of the Closing Net Worth in accordance with Section 1.3(b), (i) in the event the Closing Net Worth is less than the Estimated Closing Net Worth, each Stockholder shall pay to Buyer an amount equal to such Stockholder's pro rata share (as set forth opposite such Stockholder's name in column 3 of Exhibit A attached hereto) of the difference between such amounts and, (ii) in the event the Closing Net Worth is greater than the Estimated Closing Net Worth, Buyer shall pay to each Stockholder an amount equal to such Stockholder's pro rata share of the difference between such amounts (as set forth opposite such Stockholder's name in column 3 of Exhibit A attached hereto), in each case by wire transfer of immediately available funds. The difference between the Base Net Worth and the Closing Net Worth is referred to as the "Net Worth Adjustment Amount."

     (d)      As used in this Section 1.3, "Net Worth" means total assets minus total liabilities of the Company, in each case as determined in accordance with GAAP, consistently applied.

     (e)      Notwithstanding anything in the Agreement to the contrary, the payment of the Net Worth Adjustment Amount by the Stockholders under this Section 1.3 shall not be subject to any of the limitations on indemnification contained in Section 8.2(b).

     Section 1.4. Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing (the “Closing”) of the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, January 21, 2003, or at such other time or such other place as Buyer and the Stockholders’ Representative may mutually determine. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”

     Section 1.5.      Deliveries at Closing.

     (a)      At the Closing, the Stockholders or the Company, as applicable, will deliver or cause to be delivered to Buyer the following:

          (i)      stock certificates evidencing all of the Company Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank, and such other documents as may be reasonably required by Buyer to effect a valid transfer of such Company Shares by such Stockholder, free and clear of any and all liens, claims, options, charges, pledges, mortgages, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature ("Claims");

          (ii)      the minute books and stock transfer books of the Company and its Subsidiaries (as defined in Section 2.5); and

          (iii)      each of the certificates, instruments and other documents required to be delivered at the Closing pursuant to Section 7.1 hereof.

     (b)      At the Closing, Buyer will deliver or cause to be delivered to the Stockholders the following:

          (i)       the Purchase Price (as adjusted pursuant to Section. 1.3(a)) by wire transfer of immediately available funds to the accounts specified in writing by the Stockholders' Representative; and

          (ii)      each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.2 hereof.

Section 1.6. Stockholders' Representative.

     (a) By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints James A. Cummings as his true and lawful agent and attorney-in-fact (the "Stockholders' Representative"), with full power of substitution to act in such Stockholder's name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on such Stockholder's behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Stockholders' Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

          (i)      to waive any condition to the obligations of such Stockholder to consummate the transactions contemplated by this Agreement;

          (ii)      to execute and deliver all ancillary agreements, certificates and documents (including any stock powers, the Deposit Escrow Agreement, the Indemnification Escrow Agreement and all notices contemplated by the Deposit Escrow Agreement and the Indemnification Escrow Agreement), and to make representations and warranties therein, on behalf of such Stockholder which the Stockholders' Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

          (iii)      to receive on behalf of, and to distribute (after payment of (A) any unpaid expenses chargeable to the Stockholders or the Company prior to the Closing in connection with the transactions contemplated by this Agreement, and (B) amounts payable by the Stockholders pursuant to Section 1.3), all amounts payable to such Stockholder under the terms of this Agreement; and

          (iv)      to do or refrain from doing any further act or deed on behalf of such Stockholder which the Stockholders' Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Stockholder could do if personally present;

     provided, however, that (x) the Stockholders’ Representative shall not have the power to enter into any material modifications of this Agreement on behalf of the Stockholders; and (y) the Stockholders’ Representative shall not exercise his powers in a manner that is inconsistent with this Agreement or any amendments hereto executed by the Stockholders.

     (b)      The appointment of the Stockholders' Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders' Representative on behalf of the Stockholders in all matters referred to herein. All notices delivered by Buyer or the Company (following the Closing) to the Stockholders' Representative (whether pursuant hereto or otherwise) for the benefit of the Stockholders shall constitute notice to the Stockholders. The Stockholders' Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders' Representative believes to be in the best interest of the Stockholders and consistent with its obligations under this Agreement, but the Stockholders' Representative shall not be responsible to the Stockholders for any loss or damages it or they may suffer by reason of the performance by the Stockholders' Representative of its duties under this Agreement, other than loss or damage arising from willful violation of this Agreement or the law.

     (c)      Each Stockholder agrees to indemnify and hold harmless the Stockholders' Representative from any loss, damage or expense arising from the performance of its duties as the Stockholders' Representative hereunder, including, without limitation, the cost of legal counsel retained by the Stockholders' Representative on behalf of the Stockholders, but excluding any loss or damage arising from willful violation of this Agreement or the law; provided that this indemnification shall not exculpate the Stockholders' Representative from liability to the Stockholders for damages arising out of actions taken by the Stockholders' Representative beyond the scope of authority granted to the Stockholders' Representative pursuant to this Section 1.6.

     (d) All actions, decisions and instructions of the Stockholders' Representative taken, made or given pursuant to the authority granted to the Stockholders' Representative pursuant to this Section 1.6 shall be conclusive and binding upon each Stockholder, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

     (e)      The provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Stockholders to the Stockholders' Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Stockholder.

     (f)      The Stockholders' Representative shall receive and hold each Stockholder's Company Shares until Closing.

     (g)      The grant of power and authority set forth in this Section 1.6 shall terminate on three months following the first anniversary of the Closing Date.

     Section 1.7. Deposit Escrow. The Deposit shall be held in escrow by the Deposit Escrow Agent in an interest-bearing account in accordance with the terms and conditions of the escrow agreement to be entered into by and between the Company, the Stockholders, the Stockholders Representative, Buyer and the Deposit Escrow Agent substantially in the form attached hereto as Exhibit C (the “Deposit Escrow Agreement”). The Deposit Escrow Agreement shall provide, inter alia, that (i) upon the Closing, the interest earned on the Deposit shall be paid to the Buyer and the Deposit shall be applied in the manner set forth in Section 1.2(c), or (ii) upon the termination of this Agreement, the Deposit shall be treated as set forth in Section 9.3.

     Section 1.8. Additional Payment. Subject to Buyer’s right to set-off pursuant to Section 8.2(b)(iii) and certain provisions of the Employment Agreements and provided each such Stockholder is not in breach of this Agreement or any other agreement, document, instrument or any extension, replacement or supplemented agreement, document or instrument contemplated by this Agreement, on the fifth anniversary of the Closing, the Buyer shall pay to each Stockholder an amount equal to such Stockholder’s pro rata share of $1,000,000 (the “Additional Payment”) (as set forth opposite such Stockholder’s name in column 4 of Exhibit A attached hereto). The Additional Payment shall be treated for tax and accounting purposes as deferred purchase price for the Company Shares being purchased hereunder.

     Section 1.9. Further Assurances.

     (a)      The Stockholders from time to time after the Closing at the request of the Buyer and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as the Buyer may reasonably require to more effectively transfer and assign to, and vest in, the Buyer the Company Shares and all rights thereto, and to fully implement the provisions of this Agreement.

     (b)      The Buyer from time to time after the Closing at the request of any Stockholder and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as such Stockholder may reasonably require to more effectively and fully implement the provisions of this Agreement.

Article II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article II. Provided that it is apparent by the description of any qualification, exception or other matter referenced or disclosed by the Company in any Schedule, any exhibit attached to this Agreement, the Base Balance Sheet (as defined below) or the Interim Balance Sheet (as defined below) that the subject matter of any qualification, exception or other matter pertains to any other representation, warranty or covenant of the Company under this Agreement, then such qualification, exception or other matter so referenced or disclosed shall be deemed to qualify, limit and restrict such other representations, warranties or covenants of the Company in this Agreement. Except for those representations and warranties expressly set forth in this Article II, the Company makes no representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever. Except for the financial statements provided in Schedule 2.6, the Company makes no representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever with respect to reports prepared by any third parties. No other representations, whether written or oral, have been made by the Company except as expressly set forth in this Article II; provided, however, that the foregoing shall not be deemed to limit any cause of action for fraud or intentional misrepresentation under this agreement or applicable law. For purposes hereof unless otherwise indicated, all references to the Company shall include all Subsidiaries (as defined below) of the Company and predecessors, if any.

     Section 2.1. Existence; Good Standing; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted. Except as set forth on Schedule 2.1, the Company is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary. The copies of the Company’s Articles of Incorporation (the “Charter”) and by-laws, each as amended to date and made available to Buyer’s counsel, are complete and correct, the Company is not in violation of any term of its Charter or by-laws and no amendments thereto are pending.

     Section 2.2. Authorization and Non-Contravention. This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their respective terms, assuming due authorization, execution and delivery of this Agreement by Buyer. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby, and by such other agreements, documents and instruments, have been duly authorized by all necessary corporate or other action of the Company. The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which the Company is a party or by which its assets are bound, or any provision of its Charter or by-laws, or cause the creation of any Claim upon any of the assets of the Company; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

     Section 2.3. Corporate Records. The corporate record books of the Company accurately reflect all corporate action taken by its stockholders and board of directors and committees. The corporate records of the Company are true and complete and copies of the originals of such documents will be delivered to Buyer following the execution of this Agreement.

     Section 2.4. Capitalization.

     (a)      The authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $1.00 per share, of which 4,125 shares were issued and outstanding as set forth on Schedule 2.4. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth on Schedule 2.4, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as set forth on Schedule 2.4, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 2.4, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company and the Company has not redeemed any shares of its capital stock in the past three (3) years. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued, fully paid and non-assessable. As of the Closing, and after giving effect to the transactions contemplated hereby, other than as set forth on Schedule 2.4 there are (1) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock or any interests therein, (2) no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction and (3) no documents, instruments or agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock.

     (b)      As of the date hereof and at the Closing, the Stockholders are and will be the sole record and beneficial owners of the Company Shares as set forth opposite their names on Exhibit A attached hereto, free and clear of any Claims, including Claims of spouses, former spouses and other family members. The Company Shares represent and at the Closing will represent all of the outstanding capital stock of the Company. The Company Shares were offered, issued, sold and delivered to the Stockholders and any predecessor holders of the Company Shares in compliance with applicable federal and state securities laws without giving rise to preemptive rights of any kind.

     Section 2.5. Subsidiaries. Except as set forth in Schedule 2.5, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity (each a “Subsidiary”). Except as set forth in Schedule 2.5, the Company has not made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any Person.

     Section 2.6. Financial Statements.

     (a)      The Company has previously furnished to Buyer and attached hereto as Schedule 2.6 are copies of the following financial statements: (i) the Company's audited balance sheets for the fiscal years ended December 31, 2001 (the "Base Balance Sheet"), December 31, 2000, December 31, 1999, December 31, 1998 and December 31, 1997 and the related audited statements of income, retained earnings and cash flows for the fiscal years then ended, with a report thereon by the independent certified public accountants of the Company, and (ii) the Company's unaudited balance sheet as of October 31, 2002 and the related unaudited statements of income, retained earnings and cash flows for the ten month period then ended (the balance sheet identified in (ii) above may be referred to as the "Interim Balance Sheet"). Such financial statements were prepared in conformity with GAAP, are consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein, subject to normal and recurring year end adjustments in the case of any such financial statements that are unaudited; provided, however, that any such normal and recurring year end adjustments will not have a Material Adverse Effect (as defined below) on the financial results, results of operations and/or cash flows reported in such unaudited financial statements. Nothing has come to the attention of the Company or the Stockholders since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the date thereof.

     (b)      Except for the Stockholders' guaranties expressly set forth in Sections 5.2(b) and (c) below, neither the Company nor any Stockholder makes any representations, warranties or guaranties with respect to any projections of income or cash flow, including without limitation any such projections previously provided to the Buyer.

     Section 2.7. Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement, (iii) incurred in the ordinary course of business since the date of the Base Balance Sheet or (iv) as set forth in Schedule 2.7.

     Section 2.8. Absence of Certain Developments. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and, except as set forth in Schedule 2.8, there has not been:

     (a)      any change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to have a Material Adverse Effect;

     (b)      any Claim placed on any of the properties of the Company, other than purchase money liens and liens for taxes not yet due and payable;

     (c)      any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company, including any of its Intellectual Property (as defined below), involving the payment or receipt of more than $50,000;

     (d)      any damage, destruction or loss of Company property, whether or not covered by insurance, that has had or could be reasonably likely to have a Material Adverse Effect;

     (e)      any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

     (f)      any labor trouble or claim of unfair labor practices involving the Company, any change in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such persons or the amendment of any of the foregoing;

     (g)      any resignation, termination or removal of any officer of the Company or material loss of personnel of the Company or material change in the terms and conditions of the employment of the Company's officers or key personnel;

     (h)      any payment or discharge of a lien or liability of the Company which was not shown on the audited balance sheet of the Company as of the date of the Base Balance Sheet or incurred in the ordinary course of business thereafter;

     (i)      any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any debt or claim owing to, or waiver of any right of, the Company, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practice;

     (j)      any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business;

     (k)      any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company;

     (l)      any loss, or any development that could reasonably be expected to result in a loss, of any significant supplier, subcontractor, customer, distributor or account of the Company;

     (m)      any amendment or termination of any contract or agreement to which the Company is a party or by which it is bound, other than Change Orders (as defined below) made in the ordinary course of business;

     (n)      any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement;

     (o)      any pending transaction or executory agreement involving fixed price terms or fixed volume arrangements;

     (p)      any other transaction entered into by the Company other than transactions in the ordinary course of business;

     (q)      any amendment to the Company's Charter or by-laws; or

     (r)      any agreement whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (q) above.

     Section 2.9. Accounts Receivable; Accounts Payable.

     (a)      Schedule 2.9 sets forth each of the accounts receivable of the Company and due dates for such accounts receivable and all such accounts receivable are valid and enforceable claims, are not subject to any set-off or counterclaim, and are fully collectible in the normal course of business. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections, other than for default by the account debtor each of which are set forth on Schedule 2.9. The Company does not have any accounts receivable or loans receivable from any Affiliate or any individual Persons whose relationship with it or any of its directors, officers, employees or Stockholders is that of first cousin or closer.

     (b)      All accounts payable and notes payable of the Company arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. The Company does not have any account payable from any Affiliate or any individual Persons whose relationship with it or any of its directors, officers, employees or Stockholders is that of first cousin or closer.

     Section 2.10. Transactions with Affiliates. Except as set forth on Schedule 2.10, there are no loans, leases or other agreements or transactions between the Company or any present or former stockholder, director, officer or employee of the Company or any member of such officer’s, director’s, employee’s or stockholder’s immediate family, or any person controlled by such officer, director, employee or stockholder or his or her immediate family. No Stockholder, director, officer or senior employee of the Company or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, supplier or subcontractor of the Company, or any organization which has a material contract or arrangement with the Company.

     Section 2.11. Consents and Approvals.

     (a)      Except as set forth on Schedule 2.11, the execution, delivery and performance of this Agreement by the Company and the Stockholders will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, municipal, local, or any government or sovereign, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority").

     (b)      Except as set forth on Schedule 2.11, the execution, delivery and performance of this Agreement by the Company will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions.

     Section 2.12. Real and Personal Property.

     (a)      Real Property.

     (i)      Schedule 2.12(a) lists all real property owned by the Company (the "Owned Real Property") and Schedule 2.12(a) lists all real property leased by the Company as a tenant (the "Leased Real Property").

     (ii)      The Company has good, record and marketable title to all of the Owned Real Property, free and clear of all liens, restrictions and encumbrances, except as set forth in Schedule 2.12(a).

     (iii)      The Company holds a valid and enforceable leasehold interest in all of the Leased Real Property, free of encumbrances that could cause an early termination of the Company's leasehold interest or impair the Company's use of the leasehold estate, except as set forth in Schedule 2.12(a).

     (iv)      The Company has not received any notice that it is in default under any of the covenants, easements or restrictions or other encumbrances on any of the Owned Real Property or the Leased Real Property (collectively, the "Real Property").

     (v)       The Company has not entered into any contracts for the sale of any of the Owned Real Property or any portion thereof. No lease or other agreement affecting any of the Owned Real Property contains any right of first refusal or option to purchase such property or any portion thereof or any other rights of others that might prevent the transfer of the Owned Real Property pursuant to this Agreement.

     (vi)      All of the Owned Real Property has access to a public way and utility services sufficient to satisfy legal requirements and the practical needs of the Owned Real Property as currently used and improved.

     (vii)      All of the Owned Real Property is in good condition and repair, all fixtures and equipment used in the operation of the Owned Real Property are in good working order, and, no capital expenditures with respect to the Owned Real Property will be required in the next five (5) years.

     (viii)      All of the Leased Real Property is in good condition and repair, all of the Company's fixtures and equipment used in the operation of the Leased Real Property are in good working order, and the Company does not anticipate being obligated under any of the Leases to make any material repairs to any of the Leased Real Property in the next five (5) years.

     (ix)      Except as set forth in Schedule 2.12(a), no construction at any of the Real Property is currently being undertaken by the Company or is planned to be undertaken by the Company within the next five (5) years.

     (x)      Except as set forth in Schedule 2.12(a), there are no actions, suits or proceedings (including, but not limited to, condemnation actions and arbitration proceedings) pending or, to the Knowledge of the Company threatened against Company at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality against any of the Owned Real Property or Company's interest therein, and there are no actions, suits or proceedings (including, but not limited to, condemnation actions and arbitration proceedings) pending or to the Knowledge of the Company threatened at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality on any of Company's direct or indirect interest in any of the Leased Real Property.

     (xi)      Except as set forth in Schedule 2.12(a), to the Company's Knowledge, the Owned Real Property and the Leased Real Property complies with all applicable zoning, building, environmental, health and public safety, subdivision, land use and similar laws, rules, ordinances and regulations, including, but not limited to, the Americans with Disabilities Act and the regulations issued thereunder.

     (xii)      No consent or approval is required from any governmental authority for the transfer of any of the Real Property pursuant to the transactions contemplated by this Agreement; no governmental, fire, life safety or other inspection is required in connection with the transfer of any of the Real Property pursuant to the transactions contemplated by this Agreement; and no new certificates of occupancy are required to be issued in connection with the transfer of any of the Real Property pursuant to the transactions contemplated by this Agreement.

     (xiii)      Except as listed in Schedule 2.12(a), there are no contracts or agreements related to the current use or operation of any of the Leased Real Property by the Company or the ownership or the current use or operation of the Owned Real Property that would have a Material Adverse Effect on the use, operation or, as to the Owned Real Property, ownership thereof if terminated. True, correct and complete copies of all contracts listed on Schedule 2.12(a) have been delivered to Buyer prior to the date hereof.

     (xiv)      All licenses, permits and/or other approvals required for the current use or operation by the Company of any of the Leased Real Property or the ownership or the current use or operation of any of the Owned Real Property are in full force and effect.

     (xv)      The leases to which the Company is a party that give rise to the Leased Real Property (the "Leases"), as well as the term and rent obligations thereunder are listed on Schedule 2.12(a). Each of the Leases is in full force and effect according to the terms set forth therein and has not been modified, amended or altered except as listed on Schedule 2.12(a). The information set forth on

Schedule 2.12(a) with respect to each of the Leases is true and correct in all respects.

     (xvi)      True, correct and complete copies of the Leases and any modifications, amendments or alteration thereof have been delivered to Buyer prior to the date hereof.

     (xvii)      To the Company's Knowledge, all obligations of each landlord under each of the Leases have been performed to date, subject to expiration of any applicable grace, notice and curative periods.

     (xviii)      The Company is not in default under any Lease, and has not received any notice of default. The Company has no Knowledge of any facts or circumstances which, with the giving of notice or the passage of time or both, would constitute a default by the Company under any Lease.

     (xix)      All security deposits under the Leases are listed in Schedule 2.12(a).

     (xx)      None of the Leases require the consent of the landlord or the landlord's lender to the transfer of any of the Leased Real Property pursuant to the transactions contemplated by this Agreement.

     (xxi)      The Company has not assigned any of the Leases and has not sublet all or any portion of its leased premises under any of the Leases.

     (xxii)      Each parcel of Owned Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes (as defined below), assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the "Real Estate Impositions") against the Company's interest in any Real Property or portion thereof which are delinquent. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions against the Company's interest in any Real Property, except as set forth on Schedule 2.12(a).

     (b)      Personal Property. The Company has good, valid and (if applicable) marketable title to all personal property and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for any personal property disposed of since that date in the ordinary course of business), free and clear of Claims, except for liens for Taxes not yet due and payable, and minor liens and encumbrances that do not materially detract from the value of the such personal property subject thereto or impair the operations of the Company. All equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of personal property to which the

Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted.

     Section 2.13. Tax Matters.

     (a)      The Company has filed all returns, declarations, reports, claims for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof (each a "Tax Return") that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Claims for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

     (b)      The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c)      Neither the Company nor any Stockholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. Except as set forth in Schedule 2.13, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 2.13 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 1995.

     (d)      The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e)      The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) does not have any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes (each a "Liability") for the Taxes of any Person (other than for the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (f)      Schedule 2.13 sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

     (g)      The unpaid Taxes of the Company (A) did not, as of October 31, 2002, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the October 31, 2002 Interim Balance Sheet or in any notes thereto and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns, except as set forth on Schedule 2.13. Since the date of the Base Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

     (h)      The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

     (i)      The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

     (j)      Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since 1989, and the Company will be an S corporation up to and including (the day before, if no Section 338(h)(10) Election is made) the Closing Date.

     (k)      Schedule 2.13 identifies each of the Company's Subsidiaries that is a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all time since the date shown on such schedule up to and including (the day before, if no Section 338(h)(10) Election is made) the Closing Date.

     (l)      Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

     Section 2.14. Certain Contracts and Arrangements. Except as set forth in Schedule 2.14, the Company is not a party or subject to or bound by:

     (a)      any subcontracts or purchase orders by the Company involving a commitment or payment by the Company in excess of $500,000 or any other contract or agreement involving a commitment or payment by the Company in excess of $100,000;

     (b)      any contract, lease or agreement which is not cancelable by the Company without penalty on not less than ninety (90) days notice;

     (c)      any contract containing covenants directly and expressly limiting in any respect the freedom of the Company to compete in any line of business or with any person or entity or containing any exclusive dealing obligations;

     (d)      any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its software or hardware products except in the ordinary course of business consistent with past practices or any of its Intellectual Property;

     (e)      any indenture, mortgage, promissory note, loan agreement, guaranty, letter of credit, bond, surety or other agreement or commitment for borrowing, any pledge or security arrangement or any bonding or surety agreement or arrangement;

     (f)      any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

     (g)      any pension, profit sharing, retirement or stock option plans, or any employment, severance or change of control agreement;

     (h)      any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

     (i)      any joint venture, partnership, manufacturer, development or supply agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person or any fixed price or similar agreement or any agreement to provide equity of debt financing or develop any project;

     (j)      any acquisition, merger or similar agreement;

     (k)      any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

     (l)      any contract with any governmental entity;

     (m)    any contract not executed in the ordinary course of business;

     (n)      any tax sharing agreement;

     (o)      any agreement granting to any Person the right to purchase assets or services; or

     (p)      any other material contract involving the payment of more than $100,000 by or to the Company.

True and correct copies of each agreement referred to in Schedule 2.14 have been provided to the Buyer, or detailed summaries thereof provided on Schedule 2.14. All such contracts, agreements, leases and instruments are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the Company’s Knowledge, of the other parties thereto, and are enforceable substantially in accordance with their respective terms. The Company has no Knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments. Neither the Company nor, to the Company’s Knowledge, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company.

Except as set forth in Schedule 2.14, since December 31, 1997 the Company has not received written notice of any stop work order, suspension of work order or default notice or suspension with respect to any agreement or contract on Schedule 2.14. Except as set forth in Schedule 2.14, since December 31, 1992, the Company has not received any threat of debarment or agreed to any voluntary exclusion to refrain from submitting bids or proposals on any contracts.

     Section 2.15. Intellectual Property

     (a)      Except as disclosed in Schedule 2.15, the Company has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademarks, service marks, domain names or other proprietary rights used or to be used in the Company's business as presently conducted (collectively, "Intellectual Property"). The Company's rights in all of such Intellectual Property are freely transferable. The Company has received no notice of claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof. Except as disclosed in Schedule 2.15, the Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

     (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company and all other items of Intellectual Property are listed in Schedule 2.15. Except as set forth on Schedule 2.15, all of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 2.15, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

     (c)      All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in Schedule 2.15. All said licenses or other agreements are in full force and effect, there is no default by any party thereto, and, except as set forth on Schedule 2.15, all of the Company's rights thereunder are freely assignable. The licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.

     (d)      All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in Schedule 2.15. All of said licenses or other agreements are in full force and effect, there is no default by any party thereto, constitute legal, valid and binding obligations of the Company and, to the Company's Knowledge, of the other parties thereto, and are enforceable substantially in accordance with their respective terms; neither the Company nor, to the Company's Knowledge, any other party is in default (subject to expiration of any applicable grace, notice or curative period) in complying with any provisions of any said licenses or other agreements, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company; and, except as set forth on Schedule 2.15, all of the Company's rights thereunder are freely assignable.

     (e)      The Company has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its products, services and technology. The Company has no Knowledge of any infringement by others of any of its Intellectual Property rights. The present business, activities and products of the Company do not infringe any Intellectual Property of any other person.

     Section 2.16. Litigation. Except as set forth on Schedule 2.16, there is no litigation, binding dispute resolution proceeding or governmental or administrative proceeding or investigation pending or to the Knowledge of the Company, any investigation or any litigation, binding dispute resolution proceeding or governmental or administrative proceeding threatened against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, against any officer, director, stockholder or key employee of the Company in their respective capacities in such positions, nor to the Company’s Knowledge, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted. Schedule 2.16 includes a description of all current litigation, claims, proceedings or investigations involving the Company or any of its officers, directors, stockholders or key employees in connection with the business of the Company and all litigation, claims, proceedings or investigations involving the Company or any of its officers, directors, stockholders or key employees relating to contractual matters, criminal matters, employment, sexual harassment or wages and hours laws (but not including workers compensation or insurance related claims) occurring, arising or existing during the past three (3) years.

     Section 2.17. Labor and Employment Matters.

     (a)      Schedule 2.17(a) contains a complete and accurate list of all of employees of the Company ("Employees") as of the date specified on such list, showing the position, annual base salary, bonus potential and other compensation for each Employee. Schedule 2.17(a) also contains a complete and accurate list of all of the Contingent Workers (as defined in Section 2.17(e) below) as of the date specified on such list, showing for each Contingent Worker such individual's role in the business, fee or compensation arrangements and other contractual terms with the Company.

     (b)      Except as set forth in Schedule 2.17(b):

          (i)      there is no, and during the past year there has not been any, labor strike, picketing of any nature, general labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending, or threatened against or affecting the Company;

          (ii)      the Company does not have any duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative (in each case, a "Union") of any Employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Employee or Contingent Worker and no Union claims or demands to represent any Employees or Contingent Workers and there are no organizational campaigns in progress with respect to any of the Employees or Contingent Workers and no question concerning representation of such individuals exists;

          (iii)      there is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any Employees or Contingent Workers;

          (iv)      the Company has not engaged in any unfair labor practices;

          (v)      the Company is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours;

          (vi)      the Company is not delinquent in any payments to any Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or Contingent Workers;

          (vii)      there are no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or threatened in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure;

          (viii)      none of the employment policies or practices of the Company are currently being audited, or to the Company's Knowledge, being investigated by any Governmental Authority;

          (ix)      the Company is not subject to any judgment, consent decree, compliance order or administrative order or private settlement contract in respect of any labor or employment matters;

          (x)      the Company is, and at all times has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986;

          (xi)      all Employees are employed at-will;

          (xii)      consummation of the transactions contemplated by this Agreement will not adversely affect the authority of any Employee to work in the United States;

          (xiii)      no Employee is a party to or bound by any contract agreement or undertaking or subject to any judgment that may materially interfere with the use of such person's best efforts to promote the interests of the Company; and

          (xiv)      there is no enforceable policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Employee or Contingent Worker.

     (c)      Except as set forth on Schedule 2.17(c), the Company has not experienced a "plant closing," "business closing," or "mass layoff" (as defined in the Worker Adjustment and Retraining Act of 1986 ("WARN Act") or any similar state, local or foreign law or regulation ("collectively, with the WARN Act, "Plant Closing Laws")) affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, without complying with any applicable Plant Closing Laws, and, during the 90-day period preceding the date hereof, no Employee has suffered an "employment loss" (as defined in the WARN Act). Schedule 2.17(c) sets forth for each employee who has suffered an "employment loss" during the 90-day period preceding the date hereof (i) the name of such employee (ii) the date of hire of such employee, (iii) such employee's regularly scheduled hours over the six month period prior to such "employment loss", and (m) such employee's last job title(s), location, assignment(s) and department(s).

     (d)      Except as disclosed in Schedule 2.17(d), the Company is not subject to any affirmative action obligations under any law, including, without limitation, Executive Order 11246 and is not a government contractor for purposes of any law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

     (e)      Schedule 2.17(a) lists all independent contractors, consultants, temporary employees, leased employees or other servants or agents classified by the Company as other than employees or compensated other than through wages paid by the

Company and reported on a form W-2 or W-3 (collectively, "Contingent Workers") employed or used with respect to the operation of the Company. To the extent that any Contingent Workers are employed or retained by the Company, the Company has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

     (f)      The employment agreements set forth in Schedule 2.17(a) (the "Company Employment Agreements") are in full force and effect and are valid and binding obligations enforceable against each Employee thereto. No party to any Company Employment Agreement has breached his, her or its obligations thereunder. The consummation of the transaction contemplated hereby shall not affect the enforceability of any Company Employment Agreement.

     Section 2.18. Permits; Compliance with Laws. The Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively “Permits”) necessary to permit it to own its property and to conduct its business as it is presently conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal or other Governmental Authority, which apply to the conduct of its business. The Company is not subject to any unsatisfied judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company and, except as disclosed in Schedule 2.18, has not received any unresolved request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

     Section 2.19. Employee Benefit Programs.

     (a)      Schedule 2.19 sets forth a list of every Employee Program (as defined below) that has been maintained by the Company or an ERISA Affiliate at any time during the six-year period ending on the Closing Date.

     (b)      No Employee Program which has ever been maintained by the Company or an ERISA Affiliate, which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code and which has requested a determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section has been denied a favorable determination or approval letter and each such Employee Program has, in fact, qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

     (c)      Neither the Company nor any ERISA Affiliate has any Knowledge of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any ERISA Affiliate. With respect to any Employee Program ever maintained by the Company or any ERISA Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 2.19).

     (d)      Neither the Company nor any ERISA Affiliate has incurred any liability under title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company or any ERISA Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as described in Schedule 2.19, no Employee Program maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. With respect to each Multiemployer Plan maintained by the Company or any ERISA Affiliate, Schedule 2.19 states the amount of withdrawal liability or other termination liability that would be incurred by the Company or ERISA Affiliate if there were a cessation of operations or of the obligation to contribute to such plan as of the Closing Date. None of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

     (e)      With respect to each Employee Program maintained by the Company within the six years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all material correspondence between the Company and any state or federal agency within the last six years with respect to such Employee Program.

     (f)      Each Employee Program required to be listed on Schedule 2.19 may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no provision of any Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program.

     (g)      Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

     (h)      Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

     (i)      For purposes of this section:

          (i)      "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle;

          (ii)      An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

          (iii)      An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

          (iv)      "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     Section 2.20. Insurance Coverage. The Company has in full force and effect general commercial general liability, professional liability, workers compensation and employer’s liability, fire and casualty, environmental, pollution and such other appropriate insurance policies with coverages as identified in Schedule 2.20. Except as disclosed in Schedule 2.20, there are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date and there is no threatened termination of any such policies or arrangements.

     Section 2.21. Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

     Section 2.22. Environmental Matters.

     (a)      The Company has not generated, transported, used, handled, processed, stored, treated, disposed of, or managed any Hazardous Material (as defined below) other than in accordance with all Environmental Laws (as defined below). Except as specifically stated in Schedule 2.22(a), no Hazardous Material has been or is threatened to be spilled, released, discharged, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company, or is present in the soil, sediment, water or groundwater at any such site in violation of Environmental Laws and the Company has not received any citations or notices regarding violations of such Environmental Laws. No Hazardous Material has been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place, other than in accordance with all Environmental Laws. Except as specifically stated in Schedule 2.22 (a), the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located in violation of Environmental Laws and the Company has not received any citations or notices regarding violations of such Environmental Laws. Except as specifically stated in Schedule 2.22(a), no lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material. Notwithstanding anything contained in this Section 2.22(a) above and in limitation thereof, no representation or warranty is made with respect to any such spill, release, discharge or disposal, or any transportation of Hazardous Material, or the existence of underground storage tanks or events respecting the same, occurring after termination of the Company's ownership, operation, lease or use of such site. Notwithstanding anything contained in this Section 2.22(a), no representation or warranty is made with respect to sites owned by third parties and operated or used by the Company in its capacity as a general contractor, with respect to any such spill, release, discharge or disposal, or any transportation of Hazardous Materials, or the existence of underground storage tanks or events respecting the same, occurring other than as a result of operations or use of the site by the Company or its subcontractors.

     (b)      Except as specifically stated in Schedule 2.22(b), (i) the Company does not have any liability under, nor has it violated, any Environmental Law; (ii) the Company, any property presently owned, operated, leased, or used by it, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) the Company has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any

Environmental Law; and (iv) the Company does not have any reason to believe that any of the items enumerated in this subsection will be forthcoming.

     (c)      Except as specifically stated in Schedule 2.22(c), no site owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing PCBs, or any urea formaldehyde foam insulation. Notwithstanding anything contained in this Section 2.22(c), no representation or warranty is made with respect to sites owned by third parties and operated or used by the Company in its capacity as a general contractor, other than as a result of operations or use of the site by the Company or its subcontractors.

     (d)      The Company has duly recorded and timely reported to each federal, state or local authority all information required under all Environmental Laws, and has duly maintained, made, or filed with each federal, state or local authority all records, notices and reports required under all Environmental Laws and has provided to Buyer copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company, or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     (e)      For purposes of this Section 2.22:

          (i)      "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil and waste oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; and

          (ii)      "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, by-law, license, permit, condition or binding decision of any government entity at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

     Section 2.23. Customers and Partners. Schedule 2.23 sets forth the name of each customer of the Company who accounted for more than five percent (5%) of the revenues of the Company for each of the fiscal years ended December 31, 2001 and December 31, 2000 and/or for the ten months ended October 31, 2002 (the “Customers”) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”). No Customer or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company since December 31, 2001. To the Company’s Knowledge, no Customer or Partner has any expressed plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

Except as set forth in Schedule 2.23, the Company does not have any pending net positive or negative claim, change order, or request for equitable adjustment in excess of $500,000 (“Change Orders”), between the Company and any of its Customers, Suppliers or Subcontractors that could adversely affect the gross margins on the contracts to which they relate. Schedule 2.23 indicates whether each Change Order listed thereon is classified as either approved or pending. A change order shall be deemed to be “pending” if a written request for a change to the contract price has been made by the Company or its Customers, Suppliers or Subcontractors and not yet approved in writing by the other party.

     Section 2.24. Suppliers; Subcontractors. The Company’s relationships with its major suppliers (“Suppliers”) and major subcontractors (“Subcontractors”) are good commercial working relationships, and, since the date of the Base Balance Sheet, no supplier or subcontractor that the Company has paid or is under contract to pay $100,000 or more during said period has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased availability of its services, supplies or materials to the Company. To the Company’s Knowledge, no supplier or subcontractor has any expressed plan or intention to do any of the foregoing.

     Section 2.25. Bids; Proposals. Schedule 2.25 sets forth a list of outstanding or in-process bids or proposals by the Company. Except as specifically set forth on Schedule 2.25 no bid or proposal, if awarded, would obligate the Company to make an equity investment in any Person, to make payments to third parties to develop any project or to provide or arrange for financing for any project.

     Section 2.26. Warranty and Related Matters. Schedule 2.26 sets forth (i) a complete list of all claims made to the Company’s sureties within the past three (3) years with respect to any matters related to or arising out of all outstanding contractual warranties and guarantees on any of the construction projects or jobs completed by or service provided by the Company for itself, a customer or a third party (each such service shall be referred to herein as a “Company Service”) and (ii) a complete list of all outstanding contractual warranties and guarantees with respect to any Company Service completed since January 1, 2002, excluding warranties and guarantees furnished by Subcontractors and material suppliers for which the Company has no liability or obligation. Except for the claims listed on Schedule 2.26, there are no pending or, to the Company’s Knowledge, threatened claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Service is defective or fails to meet any product or service warranties. There are (a) no inherent, systemic or chronic problems in any Company Service including, but not limited to, any problems related to mold or fungal growth resulting from a deficiency or problem with any Company Service and (b) no liabilities for warranty or other claims or returns with respect to any Company Service relating to any such defects or problems. To the Company’s Knowledge, to the extent a Company Service includes design services, there are no inherent design defects.

     Section 2.27. Illegal Payments. Neither the Company nor any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefore or other persons.

     Section 2.28. Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

     Section 2.29. Privacy of Customer Information. The Company has not used and does not currently use any of the consumer or customer information that it has received or currently receives through its website or otherwise in an unlawful manner, or in a manner violative of the Company’s privacy policy or the privacy rights of its consumers or customers. The Company has not collected any customer information through its website or otherwise in an unlawful manner or in violation of its privacy policy. The Company has commercially reasonable security measures in place to protect the consumer or customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

     Section 2.30. Government Contracts. The Company has (a) no obligation to renegotiate any federal, state, municipal, tribal or local government, quasi-government, sovereign or quasi-sovereign agreements, contracts, subcontracts or commitments (each a “Government Contract”), (b) not been suspended, debarred, or to the Company’s Knowledge, proposed for suspension and/or debarment, voluntarily excluded from qualifying to bid and/or bidding on or otherwise found not responsible to bid on any contracts for construction and/or design work on a public construction project, (c) not been audited by any such Governmental entity with respect to any Government Contracts entered into or goods and services provided by Company or any of its Affiliates, except audits resulting in determinations neutral or favorable to the Company or as set forth on Schedule 2.30, (d) not been investigated by any such Governmental entity with respect to any Government Contract entered into or goods and services provided by the Company or any of its Affiliates, except audits resulting in determinations neutral or favorable to the Company, (e) not had a contract terminated by any Governmental entity for default or failure to perform in accordance with applicable standards or (f) not been alleged to have submitted a claim for additional time and/or compensation on a construction project that was in any way false and/or fraudulent. Except as set forth on Schedule 2.30, the Company has never had any outstanding Government Contracts which require it to obtain or maintain a United States government security clearance or a foreign government security clearance. Except as set forth on Schedule 2.30, to the Company’s Knowledge, all Government Contracts of the Company are fully funded, none have been cancelled and none are subject to cancellation as a matter of right prior to the expiration thereof. With respect to all Government Contracts, the Company has not received any written notice from any Governmental entity that any costs incurred in excess of $10,000 have been disallowed by a contracting officer’s final decision. Except as set forth on Schedule 2.30, as of the date of this Agreement, all required reports and filings have been submitted with respect to any Government Contracts. For the purposes of this Agreement, the term “Governmental” shall be used to describe any federal, state, municipal, tribal or local government or quasi-government.

     Section 2.31. Backlog. For the period ending October 31, 2002, the Company has a Backlog (as defined below) as set forth in Schedule 2.31. None of the orders constituting the Backlog has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company’s past practices and the ordinary course of business. The term “Backlog” means (a) the value of incomplete work-in-progress under written, fully executed contracts with project owners; (b) the potential, but undetermined guaranteed maximum prices of projects in the pre-construction services phase under agreements with owners under which the Company acts as construction manager and constructor; and (c) the bid amount for projects awarded to the Company, for which contracts with the owner have not been executed. The Company makes no representation or warranty that contracts representing Backlog items described in (b) or (c) above will be executed or the proposed gross maximum prices proposed thereunder will be accepted by the respective owners. Neither the Company nor the Stockholders makes any representation, warranty or guaranty that the Backlog shall be achieved before or after Closing, except to the extent set forth in Section 5.2(c).

     Section 2.32. Banking Relationships. Schedule 2.32 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals there from. At the Closing, copies of all records, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts will be delivered to the Buyer.

     Section 2.33. Powers of Attorney. Except as disclosed in Schedule 2.33, the Company has not granted any powers of attorney which are presently outstanding.

Section 2.34. Disclosure. The representations and warranties made or contained in this Agreement, the Schedules and exhibits hereto and the certificates and statements executed and delivered in connection herewith and all other information provided in writing relating to matters referred to in the foregoing documents by the Company and the Stockholders to the Buyer in connection with the transactions contemplated hereby, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered. To the Company’s Knowledge, there is no material fact directly relating to the assets, liabilities, business, operations or condition (financial or other) of the Company (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that has a Material Adverse Effect on the same. No current officer or director of the Company who is a Stockholder and to the Company’s Knowledge, no other Stockholder has been: (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (c) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S-K.

Article III - SEVERAL REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder hereby severally makes to Buyer each of the representations and warranties set forth in this Article III with respect to such Stockholder, severally and not jointly with the other Stockholders, subject to the qualifications and exceptions set forth in the Schedules. Provided that it is apparent by the description of any qualification, exception or other matter referenced or disclosed by the Stockholders in any Schedule, any exhibit attached to this Agreement, the Base Balance Sheet or the Interim Balance Sheet that the subject matter of any qualification, exception or other matter pertains to any other representation, warranty or covenant of the Stockholders under this Agreement, then such qualification, exception or other matter so referenced or disclosed shall be deemed to qualify, limit and restrict such other representations, warranties or covenants of the Stockholders in this Agreement. Except for the financial statements provided in Schedule 2.6, the Stockholders make no representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever with respect to reports prepared by any third parties. Except for those representation and warranties expressly set forth in this Article III, no Stockholder makes any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever, provided, however, that the foregoing shall not be deemed to limit any cause of action for fraud or intentional misrepresentation under this agreement or applicable law.

     Section 3.1. Company Shares. Such Stockholder owns of record and beneficially the number and class or series of the Company Shares set forth opposite such Stockholder’s name in Exhibit A attached hereto. Such Company Shares are, and when delivered by such Stockholder to Buyer pursuant to this Agreement will be, free and clear of any and all Claims, including Claims of spouses, former spouses and other family members, other than Claims by Buyer resulting from this Agreement.

     Section 3.2. Authority.

     (a)      This Agreement and all agreements, documents and instruments executed and delivered by each Stockholder pursuant hereto are valid and binding obligations of such Stockholder enforceable in accordance with their respective terms, assuming due authorization, execution and delivery of this Agreement by Buyer. Each Stockholder has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and to carry out the transactions contemplated hereby and thereby.

     (b)      The execution, delivery and performance by each Stockholder of this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and the consummation of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company or such Stockholder is a party or by which any of them or their respective assets are bound, or any provision of such Stockholder's organizational documents, if applicable, except with respect to any required consents or approvals as disclosed in Schedule 2.11; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company or such Stockholder; (iii) require from the Company or such Stockholder any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party, except with respect to any required consents or approvals as disclosed in Schedule 2.11, or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company or such Stockholder is a party or by which the Company or such Stockholder is bound, except with respect to any required consents or approvals as disclosed in Schedule 2.11.

     Section 3.3. Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by any Stockholder or based on any arrangement or agreement made by or on behalf of the Company or any Stockholder.

     Section 3.4. Agreements. Each such Stockholder who is employed by the Company is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Stockholder is a party relating to the business of the Company or to such Stockholder’s rights and obligations as a stockholder, director or officer of the Company. No Stockholder owns any shares of the Buyer or has any agreements, arrangements or relationships relating to the Buyer or any of its Affiliates. Such Stockholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor, supplier or subcontractor of the Company, or any organization which has a contract or arrangement with the Company. Such Stockholder has not at any time transferred any of the stock of the Company held by or for such holder to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which such Stockholder is a party.

     Section 3.5. Powers of Attorney. Except as set forth in Section 1.6 or Schedule 2.33, none of the Stockholders has granted any powers of attorney which are presently outstanding with respect to the Company or the Company Shares.

Article IV -REPRESENTATIONS AND WARRANTIES OF BUYER

     As material inducement to the Company and the Stockholders to enter into this Agreement, and consummate the transaction contemplated hereby, Buyer hereby makes to the Company and the Stockholders the representations and warranties in this Article IV. Except for those representation and warranties expressly set forth in this Article IV, Buyer does not make any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever, concerning the organization, business, assets, liabilities and operations of the Buyer.

     Section 4.1. Existence; Good Standing; Authority.

     (a)      Buyer is a Massachusetts corporation, duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own, operate, lease and encumber its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     (b)      Buyer has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by Buyer pursuant hereto, the performance by Buyer of its obligations hereunder and under such other agreements and the consummation of the transactions contemplated hereby and by such other agreements, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Stockholders and the Company, this Agreement will constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     Section 4.2. No Conflict. Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, does not and will not, conflict with or result in a breach of any provisions of Buyer’s certificate of incorporation or by-laws or other organizational documents. Except as set forth in Schedule 4.2, the execution and delivery by Buyer of this Agreement and the other agreements documents and instruments contemplated hereby does not and will not (a) result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment or decree to which Buyer is a party and which is material to the business and financial condition of Buyer and its parent and affiliated organizations on a consolidated basis; or (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer.

Section 4.3. Litigation. There is no litigation, binding dispute resolution proceeding or governmental or administrative proceeding or investigation pending against the Buyer or threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     Section 4.4. Investment Banking; Brokerage. Except as set forth on Schedule 4.4, there are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Buyer or based on any arrangement or agreement made by or on behalf of Buyer. Any fees or similar compensation set forth on Schedule 4.4 shall be the sole responsibility and liability of Buyer.

     Section 4.5. Investment Intent. The Buyer represents that it is acquiring the Company Shares solely for its account for investment purposes and not for distribution or resale. By such representation, the Buyer means that no other person has a beneficial interest in the Company Shares to be transferred at the Closing. The Buyer does not intend to dispose of all or any part of the Company Shares except in compliance with the provisions of the Securities Act and applicable state securities laws. The Buyer acknowledges that the Company Shares to be transferred at Closing have not been registered under the Securities Act in reliance on an exemption available under the rules and regulations thereof. The Buyer hereby agrees that the following or similar legend will be placed on the face of the certificates evidencing the Company Shares:

     “These securities have not been registered under the Securities Act of 1933, as amended (“Act”), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the issuer that an exemption from registration under the act and any applicable state securities laws is available.”

Article V - CERTAIN COVENANTS OF THE PARTIES

     Section 5.1. Conduct of Business Prior to Closing. The Company and the Stockholders severally hereby make the covenants and agreements set forth in this Section 5.1 and the Stockholders agree to cause the Company to comply with such agreement and covenants. No stockholder shall have any right of indemnity or contribution from the Company with respect to the breach of any covenant or agreement hereunder.

     (a)      Conduct of Business. Between the date of this Agreement and the Closing Date, without the prior written consent of Buyer, the Company will:

          (i)      Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

          (ii)      Refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business consistent with prior practices, from purchasing any capital assets other than in the ordinary course of business consistent with past practices, and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business consistent with prior practices;

          (iii)      Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities other than in the ordinary course of business consistent with prior practices, provided that fixed price contracts shall be deemed to be in the ordinary course of business and shall not require the prior consent of Buyer, however, the Company shall notify Buyer upon execution of any such fixed price contract and promptly provide Buyer a copy thereof if requested by Buyer;

          (iv)      Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth on Schedule 2.20 hereto or equivalent insurance with any substitute insurers approved in writing by Buyer;

          (v)      Refrain from making any change or incurring any obligation to make a change in its Charter, by-laws or authorized or issued capital stock;

          (vi)      Refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, making any direct or indirect redemption, purchase or other acquisition of its stock or issuing any debt or equity security of the Company;

          (vii)      Refrain from making or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company (except as any Tax claim or assessment resulting from any audit disclosed in Schedule 2.13), render any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

          (viii)      Use its commercially reasonable efforts to keep intact the Company, including keeping available its present officers and employees and to preserving the goodwill of all suppliers, subcontractors, customers, independent contractors and others having business relations with the Company, provided that the Company may terminate any such relationship without the prior consent of Buyer upon a material breach or default by such other party of its agreement or relationship with the Company;

          (ix)      Use its commercially reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

          (x)      Permit Buyer and its authorized representatives to have full access to all its employees, properties, assets, records (other than employee records), Tax Returns, contracts and documents and furnish to Buyer or its authorized representatives such financial and other information concerning the Company as Buyer may from time to time reasonably request;

          (xi)      Permit Buyer and its authorized representatives to have full access to employee records for each employee, except to each such employee's personnel file, which shall be made available only upon written consent of the employee;

          (xii)      Not communicate or take any action to reduce the exercise price of any option to purchase capital stock of the Company including any communications or actions to cancel any options to purchase capital stock of the Company in exchange for the grant of a stock option by the Company (or its successor) at a later date;

          (xiii)      Not pay any severance or termination pay, except pursuant to written agreements outstanding, or policies or practices existing, on the date of this Agreement and as set specifically forth on Schedule 2.17, or adopt or amend a severance plan;

          (xiv)      Not establish, adopt or amend any employee benefit plan, pay any bonus (except such bonuses or proposed bonuses disclosed in Schedule 5.1) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, consultants or independent contractors; and

          (xv)      Not hire any employee at the level of manager or above or with an annual base salary in excess of $150,000, or promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor for a period exceeding ninety (90) days or for a fee exceeding $50,000;

provided, however, if the Company takes any action identified in clauses (i) through (iii) above that is permitted in the ordinary course of business consistent with prior practices, the Company will promptly notify Buyer of such action.

     (b)      Authorization from Others. The Company and the Stockholders will use commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Company and the Stockholders of the transactions contemplated by this Agreement.

     (c)      Notice of Default. Promptly upon the occurrence of, or promptly upon the Company's or any of the Stockholder's Knowledge of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company or any of the Stockholders prior to the date hereof, of any of the representations, warranties or covenants of the Company or any of the Stockholders contained in this Agreement or in any Schedule or exhibit referred to in this Agreement or would cause the Company or any Stockholder to be unable to satisfy any condition to Buyer's obligation to consummate this Agreement and the transaction contemplated hereby, the Company or Stockholder, as applicable, shall give detailed written notice thereof to the other parties and shall use commercially reasonable efforts to prevent or promptly remedy the same. Provided that the Company and the Stockholders have fully complied with Section 5.1 hereof, neither the Company nor any Stockholder shall be required to give notice of or remedy a pending or threatened breach or default under this Agreement that results solely and directly from actions taken by the Company solely in the ordinary course of business and permitted by Section 5.1(a) hereof after the date of this Agreement.

     (d)      Consummation of Agreement. The Company and each of the Stockholders shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

     (e)      Cooperation. The Company and the Stockholders shall cooperate with all reasonable requests of Buyer and Buyer's counsel that are consistent with this Agreement in connection with the consummation of the transactions contemplated hereby, including, without limitation, delivering all items required under Section 7.1 hereof.

     (f)      No Solicitation of Other Offers. From the date of this Agreement until the Closing, neither the Company, the Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person or persons, other than Buyer, concerning the possible acquisition of the Company Shares, the Company or any of its assets, except for the sale of assets in the ordinary course of business of the Company consistent with the terms of this Agreement.

     (g)      Confidentiality; Trading in Securities. The Company and the Stockholders agree that, unless and until the Closing has been consummated, each of the Company, the Stockholders and their officers, directors, agents and representatives, will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to the Company by third parties who have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. Notwithstanding the foregoing, in the event the Company or Stockholder is required by law to disclose such information, the Company or such Stockholder will provide the Buyer with prompt notice of such requirement so the Buyer may seek an appropriate protective order and failing the entry of such protective order, the Company or such Stockholder may disclose only such information as determined by independent legal counsel is required and will exercise reasonable efforts to maintain the assurance that confidential treatment will be accorded such information. If the transaction contemplated by this Agreement is not consummated, the Company and the Stockholders will return to Buyer (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax Returns, lists, memoranda, and other documents prepared by or made available to the Company or any of the Stockholders in connection with the transaction. Each Stockholder acknowledges that Buyer is a public company and that the federal securities laws prohibit trading in its securities on the basis of material inside information; accordingly, each Stockholder undertakes to refrain from any such trading and to take reasonable steps to prevent any officers, directors, agents and representatives of the Company from doing so.

     Section 5.2. Following the Closing.

     (a)      Non-competition. Each of Stockholders James A. Cummings ("Cummings") and William R. Derrer ("Derrer"), severally and not jointly, agrees that from the date of this Agreement and until the later to occur of (i) 5 years following the

Closing, (ii) two years following the termination of such Stockholder's employment agreement to be entered into in substantially the form attached hereto as Exhibit D-1 or any extension thereof (each an "Employment Agreement") under Sections 6(a), 6(b) or 6(e) thereof or (iii) upon the termination of such Stockholder's employment thereunder pursuant to Sections 6(c), 6(d) or 6(f) thereof, he will not, without the prior written consent of Buyer, directly or indirectly, within the State of Florida, engage in any activity, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity) any business, organization or person other than the Company (or Affiliate of the Company) (including any such business, organization or person involving, or which is, a family member of the Stockholder) whose construction business, activities, products or services are, competitive with any of the construction business, activities, products or services conducted or offered by the Company, Buyer or their respective Affiliates. Without implied limitation, the forgoing covenant shall be deemed to prohibit (a) hiring or engaging or attempting to hire or engage for or on behalf of himself or any such competitor any officer or employee of the Company, Buyer or any of their respective Affiliates, or any former employee of the Company, Buyer or any of their respective Affiliates who was employed during the period between the date six (6) months immediately preceding the date determined under subpart (i), (ii) or (iii) above, (b) encouraging for or on behalf of himself or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company, Buyer or any of their respective Affiliates, (c) soliciting for or on behalf of himself or any such competitor any client of the Company, Buyer or any of their respective Affiliates and (d) diverting to any Person any client or business opportunity of the Company, Buyer or any of their respective Affiliates. Notwithstanding anything herein to the contrary, such Stockholder may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise.

     (b)      Accounts Receivable. The Stockholders, severally and not jointly, guaranty that all of the accounts receivable (both current and retainage) as of December 31, 2002, all of which are set forth on Schedule 2.9 (which schedule shall be updated as of December 31, 2002 and delivered by the Stockholders at the Closing) will be fully collected prior to the first anniversary of the Closing and agree to reimburse Buyer for any shortfall on a dollar for dollar basis; provided that if any retainage accounts receivables have not been collected prior to such date, Buyer shall only be permitted to make a claim for that portion of the retainage accounts receivable that Buyer believes in good faith will not be collectible in accordance with the Company's customary business practices; and provided further that Buyer shall not be permitted to collect under Section 5.2(b) and 5.2(c) for the same Loss. Following such reimbursement by the Stockholder and if requested by the Stockholders, Buyer agrees to assign any delinquent accounts for which the Stockholders reimburse Buyer to the Stockholders to the extent of their reimbursement and Buyer agrees that if delinquent accounts receivable for which the Stockholders reimburse Buyer are subsequently collected by Buyer, then Buyer shall refund the Stockholders' reimbursement to the extent of such collections. Buyer's sole remedy for default on the part of a Stockholder under this Section 5.2(b) shall be those remedies set forth in Section 8.2 hereof for Buyer Indemnifiable Claims, subject to the limitations and qualifications set forth in Sections 8.2(b)(i), (ii), and (iv) through (vii).

     (c)      Realization of Gross Margin.

          (i)      The Company and the Stockholders represent that Schedule 5.2(c) sets forth all of the Company's work-in-progress and the gross margin for each project included therein, on a project by project basis. The Company and the Stockholders will deliver to Buyer at the Closing an updated Schedule 5.2(c) as of December 31, 2002.

          (ii)      The Stockholders, severally and not jointly, shall pay to Buyer their respective pro-rata shares (based on their relative share amounts set forth on Exhibit A) of the positive aggregate sum, if any, of the Gross Margin Results (defined below) for all projects listed on Schedule 5.2(c). The term "Gross Margin Result" for each project shall mean the positive or negative difference of:

               (A)      the product of the Guaranteed Gross Margin for such project (as set forth in the fifth column of Schedule 5.2(c)) multiplied by the percentage of completion of such project as of December 31, 2003; less

               (B)      the amount that is eligible to be booked as gross profit for such project as of the December 31, 2003 (determined in accordance with GAAP consistently applied and consistent with the Company's accounting principles and methods existing as of the date of this Agreement), including the effect of change orders for such project made after December 31, 2002.

          (iii)      Within five (5) business days after the first anniversary of the Closing, the Stockholders shall in good faith prepare and deliver to the Buyer a Gross Margin Results report in accordance with GAAP consistently applied and consistent with the Company's accounting principles and methods existing as of the date of this Agreement, together with worksheets and data that support the Gross Margin Results report and any other information that the Buyer may reasonably request in order to verify the Gross Margin Results. The Gross Margin Results report and the Gross Margin Results reflected thereon, shall be binding upon the parties upon the approval of such Gross Margin Results report by the Buyer or the failure to object in writing within thirty (30) days after receipt thereof by the Buyer. If the Buyer does not agree with the Gross Margin Results report and the calculation of Gross Margin Results stated thereon, and Buyer and Stockholders' Representative cannot mutually agree on the same, then within forty-five (45) days following receipt by the Buyer of the Gross Margin Results report, the Neutral Auditor shall resolve such dispute. The Neutral Auditor shall review the Gross Margin Results report and, within ten (10) business days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Gross Margin Results report and the Gross Margin Results as of December 31, 2003 as determined by the Neutral Auditor shall be binding upon the parties. If such a review is conducted, then the party (i.e., Buyer, on the one hand, or the Stockholders, on the other hand) whose last proposed written offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.

          (iv)      Buyer's sole remedy for default on the part of a Stockholder under this Section 5.2(c) shall be those remedies set forth in Section 8.2 hereof for Buyer Indemnifiable Claims, subject to the limitations and qualifications set forth in Sections 8.2(b)(i), (ii), and (iv) through (vii). Notwithstanding anything in this Agreement to the contrary (including Section 8.1), Buyer will be entitled to make claims against the Stockholders under this Section 5.2(c) until February 23, 2004.

     (d)      Tax Matters.

          (i)      Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of Taxes not based on or measured by income or receipts of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (ii)      Section 338(h)(10) Election. At Buyer's option, the Company and each Stockholder shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company stock hereunder (collectively, a "Section 338(h)(10) Election"). The Stockholders shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. Buyer shall pay any additional Tax imposed on the Stockholders over the amount of Tax due by the Stockholders had the Section 338(h)(10) Election not been made, including (A) any Tax imposed under Code Section 1374, (B) any tax imposed under Treasury Regulations Section 1.338(h)(10)-

1(d)(5), (C) any state, local or foreign Tax imposed on the Company's or its Subsidiaries' gain, and Buyer shall indemnify the Stockholders against any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses arising out of any failure to pay any such Taxes, or (D) a "gross up" for the Tax on the payment of the additional Taxes described in (A) through (C) above in an amount sufficient to put the Stockholders in the same position in which they would have been if no Section 338(h)(10) Election had been made.

          (iii)      Purchase Price Allocation. Buyer, the Company, and the Stockholders agree that the Purchase Price and the liabilities of the Company and its qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its qualified subchapter S subsidiaries for all purposes (including Tax and financial accounting) in an Allocation Schedule prepared by Buyer and the Stockholders' Representative in accordance with the residual method following Closing but in any event prior to April 15, 2004. Buyer, the Company, the Company's Subsidiaries, and the Stockholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          (iv)      S Corporation Status. The Company shall not and the Stockholders shall not cause the Company to revoke the Company's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Stockholders shall not take or allow any action (other than the sale of the Company's stock pursuant to this agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

          (v)      Tax Periods Ending on or before Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit the Stockholders' Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholders for such periods.

          (vi)      Cooperation on Tax Matters.

               (A)      Buyer, the Company and its Subsidiaries, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, the Stockholders, and Buyers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

               (B)      Buyer and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

          (vii)       Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          (viii)      Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholders when due, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     (e)      Audited Balance Sheet. The parties shall cooperate with the Accountant in preparing the Audited Balance Sheet.

     Section 5.3. Covenants of the Buyer.

     (a)      Confidentiality. The Buyer hereby covenants and agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors,

agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company or the Stockholders with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Notwithstanding the foregoing, in the event the Buyer is required by law to disclose such information, the Buyer will provide the Company with prompt notice of such requirement so the Company may seek an appropriate protective order and failing the entry of such protective order, the Buyer may disclose only such information as determined by independent legal counsel is required and will exercise reasonable efforts to maintain the assurance that confidential treatment will be accorded such information. Information generally known in the industries of the Company or which has been disclosed to Buyer by third parties who have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

     (b)      Insurance. Until such time as the Stockholders cease to be employees of the Company or Buyer, Buyer shall cause the Company to obtain and/or maintain in full force and effect (i) policies of insurance that do not increase the Company's deductible beyond commercially reasonable limits or decrease the Company's maximum limits of liability beyond the current levels based on the policies that the Company currently has in place and identified on Schedule 2.20 (except for the life insurance policies listed therein) and (ii) equivalent director and officer insurance provided to similarly situated employees of Buyer. Until such time as Cummings and Derrer cease to be employees of the Company or Buyer, Cummings and Derrer, in their capacities as qualifying licensee general contractors for and on behalf of the Company, shall be named as additional insureds under each such policy without any premium liability. After the Closing, the Buyer shall take the appropriate steps to add the directors and officers of the Company as additional insureds (until such time as such persons cease to be employees of the Company or Buyer) under all appropriate policies without any premium liability to such directors and officers. After Closing, Buyer shall cause the Company to cooperate with and assist the Stockholders and any other officers and directors of the Company and their respective successors, executors, administrators, estates and heirs, in connection with any claims they have or may have, as additional insureds, under any and all policies of insurance maintained by the Company prior to or by the Company or the Buyer after Closing.

     (c)      Name of the Company. Without the prior written consent of Cummings, until the earlier of (i) the fifth anniversary of the Closing or, (ii) the termination of Mr. Cummings' employment with the Company, the Buyer shall not change the name of the Company from "James A. Cummings, Inc."

     Section 5.4. Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     Section 5.5. Press Releases. Each of the Buyer, Company and Stockholders will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization, in which event such party shall (i) in the case of the Company or any Stockholder, provide the proposed press release or public announcement in advance of its issuance to Buyer and allow Buyer reasonable time to comment on such proposed press release or public announcement and (ii) in the case of Buyer, provide the proposed press release or public announcement in advance of its issuance to the Stockholders’ Representative and allow the Stockholders’ Representative reasonable time to comment on such proposed press release or public announcement.

     Section 5.6. Board of Directors. On or prior to the next regularly scheduled meeting of the Board of Directors of Buyer, James A. Cummings shall have been appointed to the Board of Directors of Buyer as a Class II Director, provided that Mr. Cummings shall have the right to decline such appointment (in which case this covenant shall be deemed to have been waived) or later resign.

Article VI - EMPLOYEE MATTERS

     Section 6.1. Employees; Benefits. To the extent that service is relevant for purposes of determining eligibility, vesting, level of benefits or otherwise (but not the actual accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by Buyer (other than any defined benefit pension plan) following the Closing Date for the benefit of Company Employees, such plan, program or arrangement shall credit such Company Employees for service on or prior to the Closing Date that was recognized by the Company or its Subsidiaries, as the case may be, for purposes of employee benefit plans, programs or arrangements maintained by the Company. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by Buyer following the Closing Date for the benefit of Company Employees, such plan shall waive any pre-existing condition exclusions with respect to such Company Employees to which they would not have been subject had they participated or continued to participate in the medical plan of the Company and provide that any covered expenses incurred on or before the Closing Date by any Company Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

Article VII - CONDITIONS TO CLOSING

     Section 7.1. Conditions to Obligations of the Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

     (a)      Representations; Warranties; Covenants. Each of the representations and warranties of the Company contained in Article II and each of the representations and warranties Stockholders contained Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing except for breaches that, individually or in the aggregate, have neither had nor could reasonably be likely to have a Material Adverse Effect. The Company and each of the Stockholders shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing, except for actions taken by the Company and the Stockholders in accordance with Section 5.1(a) that have not had nor could reasonably likely have a Material Adverse Effect.

     (b)      No Material Change. There shall have been no material adverse change in the financial condition, properties, assets, liabilities, business or operations of the Company since the date hereof, in excess of $100,000, provided that any change in the financial condition, properties, assets, liabilities, business or operations of the Company since the date hereof that results solely and directly from actions taken by the Company and the Stockholders in accordance with Section 5.1(a) shall not be considered for purposes of this Section 7.1(b).

     (c)      Certificate from Officers. The Company shall have delivered to Buyer a certificate of the Company's Chief Executive Officer and Chief Financial Officer dated as of the Closing to the effect that the conditions set forth in paragraph (a) and (b) above in this Section 7.1 have been satisfied.

     (d)      Indemnification Escrow Agreement. Each of the Stockholders, the Stockholders' Representative and the Indemnification Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement.

     (e)      Opinion of Counsel. On the Closing Date, Buyer shall have received from Katz, Barron, Squitero & Faust, P.A., counsel for the Company and the Stockholders, an opinion as of said date, in the form attached hereto as Exhibit E.

     (f)      No Litigation. No action to enjoin the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened by any person or any federal, state or other governmental authority.

     (g)      Employment and Non-Competition Agreements. Each of James A. Cummings, William R. Derrer and Michael F. Lanciault shall have executed and delivered to Buyer an Employment Agreement in substantially the form of Exhibit D-1, Exhibit D-2 and Exhibit D-3 attached hereto, respectively.

     (h)      Foreign Investment in Real Property Tax Act Withholding. At or prior to the Closing, Buyer shall have received from each Stockholder a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code outstanding in the form attached hereto as Exhibit F attached hereto.

     (i)      Employee Programs. The Company shall have taken all steps necessary under the relevant documents and applicable law to maintain the qualification of each Employee Program identified on Schedule 2.19 notwithstanding the purchase of the Company Shares by Buyer and, at Buyer's request, shall have taken all steps to terminate or wind up each such Employee Program at no cost to the Company.

     (j)      Resignations. The Company shall have delivered to Buyer the resignations of all of the Directors of the Company and of such officers of the Company as may be requested by Buyer at least five days prior to the Closing, such resignations to be effective at the Closing.

     (k)      Releases. The Company shall have delivered to Buyer general releases signed by each of the Stockholders and by each officer and Director of the Company of all claims which any of them have against the Company in the form attached here to as Exhibit G.

     (l)      Loans. All notes, debt instruments or other credit arrangements between Company and any Stockholder shall have been re-paid in full or cancelled.

     (m)      Accountant Letter. The Company's Accountant shall have consented in writing to allowing the Buyer's accountants to rely upon their reports for the purposes of any reports that Buyer is required to file with the SEC and to provide Buyer and its accountants access to their working papers relating to the Company.

     (n)      Consents. The Company shall have obtained all consents required to be obtained by it to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.2 and Schedule 2.11.

     (o)      Stock Redemption Agreement. The Company shall have delivered to Buyer an agreement that terminates the Amended and Restated Stock Redemption Agreement, dated April 10, 1989, as amended, by and among the Company and the stockholders named therein.

     (p)      Lender Consent and Financing. Buyer shall have received all necessary consents from Fleet National Bank and Banknorth, N.A. (the "Lenders") for the transactions contemplated hereby under that certain Credit Agreement dated as of

January 23, 2002 (the "Credit Agreement") and received approval from the Lenders to borrow sufficient funds thereunder to finance the transactions contemplated hereby.

     Section 7.2. Conditions to Obligations of the Company and Stockholders. The obligation of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

     (a)      Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to the Company and the Stockholders a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

     (b)      Employment and Non-Competition Agreements. The Buyer shall have executed and delivered to James A. Cummings an Employment Agreement in substantially the form of Exhibit D-1 attached hereto, to William R. Derrer an Employment Agreement in substantially the form of Exhibit D-2 attached hereto and to Michael F. Lanciault an Employment Agreement in substantially the form of Exhibit D-3 attached hereto.

     (c)      Indemnification. The Buyer shall have executed and delivered to Mr. Cummings its customary Indemnification Agreement for directors and officers.

     (d)      Indemnification Escrow Agreement. Each of the Buyer and the Indemnification Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement.

     (e)      Release of Certain Obligations. Cummings and his spouse, Janyth R. Cummings, shall have obtained a release from Bank One, N.A. or Bank One, N.A. shall have agreed to release each of them upon the Closing.

Article VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Section 8.1. Survival. Each of the representations, warranties, agreements, covenants and obligations herein or in any Schedule or certificate delivered by any party incident to the transactions contemplated hereby is material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by or Knowledge of such party until the date after which no claim may be made thereunder pursuant to Section 8.2 hereof and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of Article 8 hereof, provided that the obligations set forth in Section 5.2(a) (Noncompetition) shall survive as described therein.

     Section 8.2. Several Indemnification by the Stockholders.

     (a)      Subject to Section 8.2(b) hereof, each Stockholder and his successors, executors, administrators, estates, heirs, beneficiaries and permitted assigns agree subsequent to the Closing, severally and not jointly, to indemnify and hold harmless the Buyer, its subsidiaries and their affiliates and their respective officers, directors, employees and agents and the Company (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively "Losses" and individually a "Loss") any Buyer Indemnified Party arising out of, based upon or in connection with:

          (i)       fraud or an intentional misrepresentation made to Buyer by the Company or any Stockholder of any of their representations or warranties in this Agreement or in any Schedule, exhibit, certificate (including the certificate required by Section 7.1(c)), financial statement, agreement or other instrument delivered under or in connection with this Agreement;

          (ii)      any breach of any representation or warranty made to Buyer by the Company or any Stockholder in this Agreement or in any Schedule, exhibit, certificate (including the certificate required by Section 7.1(c)), financial statement, agreement or other instrument delivered under or in connection with this Agreement;

          (iii)      any breach of any covenant, guaranty or agreement made to Buyer by the Company or any Stockholder in this Agreement or in any Schedule, exhibit, certificate (including the certificate required by Section 7.1(c)), financial statement, agreement or other instrument delivered under or in connection with this Agreement; and

          (iv)      any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), including, without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company, except to the extent such Taxes are included in the calculation of the Closing Net Worth as reflected in the Audited Balance Sheet, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. The Stockholders shall reimburse Buyer for any Taxes of the Company or its Subsidiaries which are the responsibility of Stockholders pursuant to this Section 8.2(a)(iv) within fifteen (15) business days after payment of such Taxes by Buyer, the Company, or its Subsidiaries.

     Claims under clauses (i) through (iv) of this Section 8.2(a) shall be hereinafter collectively referred to as “Buyer Indemnifiable Claims,” and Losses claimed thereunder shall be hereinafter collectively referred to as “Buyer Indemnifiable Losses.”

     (b)      Limitations on Indemnification by the Stockholders.

          (i)      Maximum Indemnification. Subject to the exceptions set forth in Section 8.2(b)(iii), the Stockholders' obligation to indemnify Buyer Indemnified Parties in respect of any and all Buyer Indemnifiable Losses shall be limited, in the aggregate, to an amount equal Five Hundred Thousand Dollars ($500,000) (the "Indemnity Cap Amount") which claims shall be made against the Indemnification Escrow and not against any other assets of the Stockholders.

          (ii)      Company's Threshold Amount. Subject to the exceptions set forth in subsection Section 8.2(b)(iii), no indemnification shall be payable with respect to Buyer Indemnifiable Losses except to the extent the cumulative amount of all Buyer Indemnifiable Losses under Section 8.2(a) exceeds One Hundred Thousand Dollars ($100,000.00) in the aggregate (the "Threshold Amount"), whereupon any amounts of such Buyer Indemnifiable Losses in excess of the Threshold Amount shall be recoverable in accordance with the terms hereof.

          (iii)      No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Threshold Amount, the Indemnity Cap Amount or any limitation as to time (except as provided in Section 8.2(b)(iv)) in seeking indemnification from the Stockholders with respect to any of the following:

               (A)      Losses described in or arising under Sections 8.2(a)(i) and 8.2(a)(iv); and

               (B)      Losses involving a breach by the Company or any Stockholder of any of the representations and warranties contained in Sections 2.2, 2.4, 2.13, 2.21, 2.27, 3.1, 3.2, 3.3 and 5.1(g) hereof.

Additionally, notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall be entitled to claim against the Indemnification Escrow, set-off against the Additional Payment and proceed against the Stockholders directly for any Losses listed under Sections 8.2(b)(iii)(A) and (B).

          (iv)      Time Limitation. Except for the right of set-off against the Additional Payment, no indemnification shall be payable to a Buyer Indemnified Party with respect to any Buyer Indemnifiable Claim asserted after the first anniversary of the Closing Date (the "Expiration Date"); provided that claims related to Buyer Indemnifiable Losses described in or arising under Sections 8.2(a)(i) and 8.2(a)(iv), or involving a breach by the Company or any Stockholder of any of the representations and warranties contained in Sections 2.2, 2.4, 2.13, 2.21, 2.27, 3.1, 3.2, 3.3 and 5.1(g) may be asserted until the fifth anniversary of the Closing Date. Any claim for indemnification as to which notice has been given prior to any of the above expiration dates shall survive such expiration until final resolution of such claim.

          (v)      In no event shall any Stockholder be obligated to indemnify a Buyer Indemnified Party for any Losses pursuant to this Article VIII in excess of such Stockholder's pro rata portion of such Loss, which pro rata portion shall be determined in accordance with such Stockholder's pro rata portion of the Purchase Price as allocated pursuant to Exhibit A, nor shall any Stockholder be obligated to indemnify a Buyer Indemnified Party for any Losses attributable to a breach of this Agreement by any other Stockholder.

          (vi)      In no event shall any Stockholder be obligated to indemnify a Buyer Indemnified Party for any Losses arising out of or related to events beyond the reasonable control of the Company or the Stockholders, such as war, war like operations, terrorism, shortages, embargos and reductions in the capitalization of the Company or changes in principles or methods of accounting after the Closing.

          (vii)      In no event shall any Stockholder have any right of indemnity or contribution from the Company with respect to any Buyer Indemnifiable Losses.

     Section 8.3. Indemnification by the Buyer. Buyer and its successors and permitted assigns agree subsequent to the Closing to indemnify and hold harmless each of the Stockholders, and their respective successors, executors, administrators, estates and heirs (individually, a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties”) from and against and in respect of all Losses arising out of, based upon or in connection with:

     (a)      any breach of any representation or warranty made by Buyer in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

     (b)      any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement;

     (c)      fraud or an intentional misrepresentation by the Buyer of any of its representations, or warranties in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement; and

     (d)      Solely as to Stockholders Cummings and Derrer and their respective successors, executors, administrators, estates and heirs, all liability of any kind or nature in their capacities as employees of the Company who are qualifying licensee general contractors for actions taken on behalf of the Company in such capacity, including without limitation liability for construction defects, design defects, personal injury and property damage occurring on job sites, citations, fines, penalties, or other administrative or legal remedies for violation of applicable laws, regulations or codes pertaining to jobs or job sites, provided that, no indemnification will be available under this Section 8.3(d) if the Buyer establishes that the Stockholders Cummings or Derrer did not act in good faith or acted without believing that their actions were in the best interests of the Company at the time such actions were taken.

     Claims under clauses (a) through (d) of this Section 8.3 shall be hereinafter collectively referred to as “Stockholder Indemnifiable Claims,” and Losses in respect of such claims shall be hereinafter collectively referred to as “Stockholder Indemnifiable Losses.”

     Section 8.4. [Intentionally Omitted].

     Section 8.5. Notice; Defense of Claims.

     (a)       Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a "Claim Notice") to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 8.2(b)(iv) of this Agreement. Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

     (b)      Third Party Claims. With respect to third party claims, if within twenty (20) days after receiving the Claim Notice the indemnifying party gives written notice (the "Defense Notice") to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.

     The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided that such settlement include a complete release of the indemnified party. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.

     If no Defense Notice is given by the indemnifying party, or if diligent good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party may, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

     (c)      Non-Third Party Claims. With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice. If the indemnifying party provides written notice to the indemnified party within such 30-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter shall be submitted to J.A.M.S./Endispute, Inc. for arbitration pursuant to Section 10.12.

     Section 8.6. Satisfaction of Indemnification Obligations. In the event that a Buyer Indemnified Party sustains or incurs Losses (including, without limitation, attorneys fees) for which it is entitled to indemnification from the Stockholders under this Agreement, such Buyer Indemnified Party shall be entitled to: (i) claim against the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement or (ii) for any claims under Section 8.2(b)(iii), claim against the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement, set off against the Additional Payment, proceed against the Stockholders directly and seek any and all other rights and remedies Buyer may have. In the event that a Stockholder Indemnified Party sustains or incurs Losses (including, without limitation, attorneys’ fees) for which it is entitled to indemnification from the Buyer under this Agreement, in addition to all other rights or remedies that it may have, such Stockholder Indemnified Party shall be entitled to proceed against the Buyer directly.

     Section 8.7. Treatment of Indemnity Payments. All payments made by the Stockholders or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article VIII shall be treated as adjustments to the Purchase Price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

     Section 8.8. Losses Net of Insurance. The amount payable to any Indemnified Party under this Article VIII shall be net of any amounts actually recovered by such Indemnified Party under any applicable insurance policy; provided that, if Buyer fails to maintain insurance coverages required to be maintained after Closing under this Agreement, then Buyer will be deemed to have actually recovered the lesser of the limits of liability of the policy or the amount of Losses of a type that would have been covered by such policy.

Article IX - TERMINATION

     Section 9.1. Termination. This Agreement may be terminated:

     (a)      at any time, by the mutual written consent of each of the Stockholders, the Company and Buyer;

     (b)      by the Company or the Stockholders' Representative, if the Company or the Stockholders, as applicable, are not then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within fifteen (15) days after the giving of written notice thereof by the Company or the Stockholders' Representative to Buyer;

     (c)      by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to the Company and Stockholders' Representative, upon a material breach of any representation, warranty or covenant of the Company or any of the Stockholders contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within fifteen (15) days after the giving of written notice thereof by the Company or the Stockholders' Representative to Buyer;

     (d)      by Buyer, if Buyer's investigations and inspections discover matters, facts or circumstances that would, in Buyer's opinion, constitute a breach or violation of any warranty, representation or covenant on the part of the Company or the Stockholders under this Agreement then Buyer may terminate this Agreement by delivering written notice thereof to the Company and the Stockholders' Representative at any time on or prior to the date that is thirty (30) days after the date of this Agreement, which date has been established because time is of the essence (the "Due Diligence Termination Date"), in which case, the Deposit shall be returned to Buyer and this Agreement shall be of no further force or effect (except the provisions designated for survival under Section 9.2 below);

     (e)      upon written notice by the Company or the Stockholders' Representative at any time after the Due Diligence Termination Date if any of the conditions set forth in Section 7.2 of this Agreement have not been satisfied prior to January 21, 2003 (the "Target Closing Date"), such written notice to set forth such conditions which have not been so satisfied;

     (f)      upon written notice by Buyer at any time after the Due Diligence Termination Date if any of the conditions set forth in Section 7.1 of this Agreement (except Section 7.1(p)) have not been satisfied prior to the Target Closing Date, such written notice to set forth such conditions which have not been so satisfied;

     (g)      upon written notice by the Company or the Stockholders' Representative on the Target Closing Date if the conditions set forth in Section 7.1(p) have not been satisfied or waived in writing by Buyer on or prior to such date;

     (h)      upon written notice by Buyer at any time if the Lenders refuse in writing to grant the consent required under the Credit Agreement for the transactions contemplated hereby or to permit Buyer to borrow sufficient funds thereunder to finance the transactions contemplated hereby; and

     (i)       upon written notice by Buyer if the conditions set forth in Section 7.1(p) of this Agreement have not been satisfied or waived on or prior to the Target Closing Date.

Buyer, the Company and each of the Stockholders agree that the Stockholders’ Representative may, upon written notice to the Buyer, unilaterally change the Target Closing Date to a date no later than March 21, 2003 if all of the conditions set forth in Section 7.1 (except the conditions set forth in Section 7.1(p)) have been satisfied by January 21, 2003; it being understood that the right of the Stockholders’ Representative to extend the Target Closing Date in accordance with this sentence shall prevail over the Buyer’s right to terminate this Agreement under Section 9.1(i).

     Section 9.2. Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1, provided, however, that (i) the provisions of this Article IX, Sections 2.21, 3.3, 4.4, 5.1(g), 5.3(a), 5.5, and Article X hereof shall survive any termination of this Agreement, (ii) subject to Section 9.3(a), nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, and (iii) the Deposit shall be treated as provided in Section 9.3 hereof, provided further, however, that (A) in the event of termination under Sections 9.1(c), in addition to the return of the Deposit to the Buyer pursuant to Section 9.3, the liability of the Company and the Stockholders shall not exceed the aggregate sum of Five Hundred Thousand Dollars ($500,000.00), subject to the provisions of Section 5.1(c), (B) in the event of termination under Section 9.1(f), the liability of the Stockholders shall be limited to the forfeiture of the Deposit and (C) in the event of any termination under Section 9.1, the liability of the Buyer shall be limited to the forfeiture of the Deposit if such forfeiture is required under Section 9.3.

     Section 9.3. Treatment of Deposit Upon Termination. If this Agreement is terminated at any time prior to Closing, the Deposit shall be treated as follows:

     (a)      If such termination is pursuant to Sections 9.1(b), (e), (g), (h) or (i) the Deposit Escrow Agent shall be instructed to promptly pay the Deposit and all accrued interest to the Stockholders (pro rata based on each Stockholder's respective share amounts as set forth opposite such Stockholder's name in column 3 of Exhibit A attached hereto) by wire transfer as provided in the Deposit Escrow Agreement and the Stockholders shall be entitled to retain the Deposit for its own account as liquidated damages for such termination. Such liquidated damages shall be the Company's and the Stockholders' sole remedy for such termination.

     (b)      If such termination is pursuant to any section other than Sections 9.1(b), (e), (g), (h) or (i) the Deposit Escrow Agent shall be instructed to promptly pay the Deposit and all accrued interest to the Buyer by wire transfer as provided in the Deposit Escrow Agreement.

     Section 9.4. Waiver. At any time prior to the Closing, Buyer, the Company and the Stockholders hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

     Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 7.2 hereof have not been satisfied, the Company and Stockholders shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

Article X - GENERAL PROVISIONS

     Section 10.1. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

          (a)  if to the Company, to:

          James A. Cummings, Inc.
          3055 Harbor Drive, Unit 1001
          Ft. Lauderdale, FL  33316
          Attn:  James A. Cummings
          Facsimile:  (954) 467-1536

          with copy to:

          Katz, Barron, Squitero & Faust, P.A.
          2699 South Bayshore Drive, 7th Floor
          Miami, Florida 33133
          Attn: Erica L. English, Esquire
          Facsimile: (305) 285-9227

          (b)  if to the Stockholders' Representative, to:

          James A. Cummings
          3055 Harbor Drive, Unit 1001
          Ft. Lauderdale, FL  33316
          Attn:  James A. Cummings

          Facsimile:  (954) 467-1536

          (c)  If to Buyer, to:

          Perini Corporation
          73 Mount Wayte Avenue
          Framingham, MA  01701
          Attn:  Mr. Robert Band
          Facsimile:  (508) 628-2278

          with a copy to:

          Goodwin Procter  LLP
          Exchange Place
          Boston, MA  02109
          Attn:  Richard A. Soden, Esquire
          Facsimile:  (617) 523-1231

     Section 10.2. Fees and Expenses. Except as provided otherwise herein, each of Buyer, on the one hand, and the Stockholders (on behalf of the Company and the Stockholders) on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses for the Stockholders shall be charged to or otherwise payable by the Company.

     Section 10.3. Certain Definitions. For purposes of this Agreement:

     (a)      An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person or any Person that falls within the definition of "affiliate" under the Securities Exchange Act of 1934, as amended;

     (b)      "GAAP" means U.S. generally accepted accounting principles, consistently applied;

     (c)      "Knowledge" means the actual knowledge or awareness of a Person after reasonable inquiry within such Person's organization. The Company's Knowledge shall mean the Knowledge of James A. Cummings and William R. Derrer.

     (d)      "Material Adverse Effect" means an adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company in excess of $100,000;

     (e)      "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

     (f)      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     (g)      "Threatened" - the term "threatened" means if a Person expresses an intention, whether verbal or in writing, to take any action against another Person.

     (h)       Cross references:

         "Accountant"                                           Section 1.3(b)
         "Additional Payment"                                   Section 1.8
         "Affiliate"                                            Section 10.3(a)
         "Agreement"                                            Preamble
         "Audited Balance Sheet"                                Section 1.3(b)
         "Backlog"                                              Section 2.31
         "Base Balance Sheet"                                   Section 2.6(a)
         "Base Net Worth"                                       Section 1.3(a)
         "Buyer Indemnifiable Claims"                           Section 8.2(a)
         "Buyer Indemnifiable Losses"                           Section 8.2(a)
         "Buyer Indemnified Party or Parties"                   Section 8.2(a)
         "Buyer"                                                Preamble
         "Change Orders"                                        Section 2.23
         "Charter"                                              Section 2.1
         "Claim Notice"                                         Section 8.5(a)
         "Claims"                                               Section 1.5(a)(i)
         "Closing Balance Sheet"                                 Section 1.3(a)
         "Closing Date"                                         Section 1.4
         "Closing Net Worth"                                    Section 1.3(b)
         "Closing"                                              Section 1.4
         "Code"                                                 Section 2.13(e)
         "Company Employment Agreements"                        Section 2.17(f)
         "Company Service"                                      Section 2.26
         "Company Shares"                                       Preamble
         "Company"                                              Preamble
         "Contingent Workers"                                   Section 2.17(e)
         "Credit Agreement"                                     Section 7.1(p)
         "Customers"                                            Section 2.23
         "Defense Notice"                                       Section 8.5(b)
         "Deposit Escrow Agent"                                 Section 1.2(a)

         "Deposit Escrow Agreement"                             Section 1.7
         "Deposit"                                              Section 1.2(a)
         "Due Diligence Termination Date"                       Section 9.1(d)
         "Employee Programs"                                    Section 2.19(i)
         "Employees"                                            Section 2.17(a)
         "Employment Agreement"                                 Section 5.2(a)
         "Environmental Law"                                    Section 2.22(e)(ii)
         "ERISA Affiliate"                                      Section 2.19(h)(iii)
         "ERISA"                                                Section 2.19(c)
         "Closing Balance Sheet"                                Section 1.3(a)
         "Estimated Closing Net Worth"                          Section 1.3(a)
         "Expiration Date"                                      Section 8.2(b)(iv)
         "GAAP"                                                 Section 10.3
         "Governmental"                                         Section 2.30
         "Governmental Authority"                               Section 2.11
         "Government Contract"                                  Section 2.30
         "Hazardous Materials"                                  Section 2.22(e)(i)
         "Indemnification Escrow Agent"                         Section 1.3(c)
         "Indemnification Escrow Agreement"                     Section 1.3(c)
         "Indemnification Escrow Amount"                        Section 1.3(c)
         "Indemnity Cap Amount"                                 Section 8.2(b)(i)
         "Intellectual Property"                                Section 2.15(a)
         "Interim Balance Sheet"                                Section 2.6(a)
         "IRS"                                                  Section 2.19(b)
         "Knowledge"                                            Section 10.3(c)
         "Leased Real Property"                                 Section 2.12(a)(i)
         "Leases"                                               Section 2.12(a)(xv)
         "Lenders"                                              Section 7.1(p)
         "Liability"                                            Section 2.13(e)
         "Loss"                                                 Section 8.2(a)
         "Material Adverse Effect"                              Section 10.3(d)
         "Multiemployer Plan"                                   Section 2.19(h)(iv)
         "Net Worth Adjustment Amount"                          Section 1.3(c)
         "Net Worth"                                            Section 1.3(d)
         "Neutral Auditor"                                      Section 1.3(b)(ii)
         "Owned Real Property"                                  Section 2.12(a)(i)
         "Partners"                                             Section 2.23
         "PCBs"                                                 Section 2.22(c)
         "Permits"                                              Section 2.18
         "Person"                                               Section 10.3(e)
         "Plant Closing Laws"                                   Section 2.17(c)
         "Audited Balance Sheet"                                Section 1.3(b)
         "Pre-Closing Tax Period"                               Section 8.2(a)(iv)
         "Purchase Price"                                       Section 1.2
         "Real Estate Impositions"                              Section 2.12(a)(xxii)

         "Real Property"                                        Section 2.12(a)(iv)
         "SEC"                                                  Section 2.34
         "Stockholder Indemnifiable Claims"                     Section 8.3
         "Stockholder Indemnifiable Losses"                     Section 8.3
         "Stockholder Indemnified Party or Parties"             Section 8.3
         "Stockholder(s)"                                       Preamble
         "Stockholders' Representative"                         Section 1.6
         "Straddle Period"                                      Section 5.2(d)(i)
         "Subcontractors"                                       Section 2.24
         "Subsidiary"                                           Section 2.5
         "Suppliers"                                            Section 2.24
         "Target Closing Date"                                  Section 9.1(e)
         "Tax Return"                                           Section 2.13(a)
         "Tax"                                                  Section 10.3(f)
         "Threatened"                                           Section 10.3(g)
         "Threshold Amount"                                     Section 8.2(b)(ii)
         "Union"                                                Section 2.17(b)(ii)
         "WARN Act"                                             Section 2.17(c)

     Section 10.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or exhibit, such reference will be to an Article or Section of, or a Schedule or exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, unless a particular Article, Section, Schedule or exhibit is designated. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     Section 10.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties agree that facsimile signatures shall have the same force and effect as original signatures and agree to exchange original signature pages by overnight delivery following exchange of facsimile signatures.

     Section 10.6. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and the Stockholders’ Representative, or in the case of a waiver, the party waiving compliance, provided that the Stockholders’ Representative may make a waiver on behalf of all the Stockholders.

     Section 10.7. Entire Agreement; Severability. This Agreement (including the Schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     Section 10.8. Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     Section 10.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Florida regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

     Section 10.10. Assignment. This Agreement shall be assignable by the Buyer to any wholly-owned subsidiary of Buyer although no such assignment shall relieve the Buyer of any liabilities or obligations under this Agreement. This Agreement may not be assigned or delegated by any of the Stockholders or the Company without the prior written consent of the Buyer in its sole discretion. This Agreement and the obligations of the parties hereunder (including specifically but without limitation the indemnification obligations of the Company and each of the Stockholders set forth in Article VIII) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

     Section 10.11. Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of Florida for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

     Section 10.12. Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor. The arbitration shall be held in Miami, Florida before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which any party files a written demand for arbitration hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three dispositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

     The parties covenant and agree that they will participate in the arbitration in good faith and that they will, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 10.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

     Each of Buyer, the Company and the Stockholders (a) hereby unconditionally and irrevocably submits to the jurisdiction of the United States District Court for the Southern District of Florida, for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Final judgment against Buyer, the Company or the Stockholders in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that to enforce such final judgment any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

     Section 10.13. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

     Section 10.14. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law and this Agreement).

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase and Sale Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

              COMPANY:

              JAMES A. CUMMINGS, INC.

              By:/s/James A. Cummings
                    Name: James A. Cummings
                    Title:

              STOCKHOLDERS:

               /s/James A. Cummings
               James A. Cummings

               /s/William R. Derrer
               William R. Derrer

               /s/Michael F. Lanciault
               Michael F. Lanciault

              BUYER:

              PERINI CORPORATION

              By:/s/Robert Band
                  Name:  Robert Band
                  Title: President & Chief Operating Officer

EXHIBIT A
Stockholders; Company Shares; Purchase Price Allocation

      (1)                            (2)                 (3)                       (4)
                                   Company                                     Share of
Name and Address                    Shares           Pro Rata Share        Additional Payment

James A. Cummings                   3000                72.73%                    72.73%
3055 Harbor Drive, Unit 1001
Ft. Lauderdale, FL 33316

William R. Derrer                   1000                24.24%                    24.24%
1420 N.E. 102 Street
Miami Shores, FL 33138

Michael F. Lanciault                 125                 3.03%                     3.03%
9700 N.W. 33 Street
Sunrise, FL 33351